UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Realty Income Corporation

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April      , 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Realty Income Corporation, a Maryland corporation, to be held at 9:00 AM, local time, on May 8, 2012 at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of the seven directors named in the accompanying Proxy Statement to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

(3) A non-binding advisory proposal to approve the compensation of our named executive officers, as described in the accompanying Proxy Statement (the “say on pay vote”).

(4) A proposal to amend our Articles of Incorporation (the “Charter”) to increase the number of authorized shares of our common stock from 185,050,000 shares to 1,000,000,000 and the number of authorized shares of the our preferred stock from 34,950,000 to 100,000,000.

(5) A proposal to amend our Charter to permit a majority of the entire Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval.

(6) A proposal to approve the Realty Income Corporation 2012 Incentive Award Plan.

(7) The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement.  We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a vote FOR the election of the seven director nominees to serve until the next annual meeting and until their respective successors are duly elected and qualify; a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; a vote FOR the say on pay vote; a vote FOR the proposal to amend the Charter to increase the number of authorized shares of common stock and preferred stock; a vote FOR the proposal to amend the Charter to permit our Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval; and a vote FOR the proposal to approve the Realty Income Corporation 2012 Incentive Award Plan.

YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR MANY SHARES!

Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope or authorize your proxy by internet or telephone, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,
/s/ THOMAS A. LEWIS
THOMAS A. LEWIS
Vice Chairman of the Board of Directors,
Chief Executive Officer

REALTY INCOME CORPORATION

A Maryland corporation

600 La Terraza Boulevard

Escondido, California  92025-3873

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Pacific Daylight Time, on Tuesday, May 8, 2012.

PLACE	California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, California 92025.

ITEMS OF BUSINESS

PROPOSAL 1 – The election of the following seven directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualify. The director nominees are:

(1) Kathleen R. Allen, Ph.D., (2) A. Larry Chapman, (3) Priya Cherian Huskins, (4) Thomas A. Lewis, (5) Michael D. McKee, (6) Gregory T. McLaughlin and (7) Ronald L. Merriman.

PROPOSAL 2 – The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL 3 – The non-binding advisory approval of the compensation of our named executive officers as described in this Proxy Statement.

PROPOSAL 4 – The amendment of our Articles of Incorporation to increase the number of authorized shares of our common stock from 185,050,000 shares to 1,000,000,000 and the number of authorized shares of the our preferred stock from 34,950,000 to 100,000,000.

PROPOSAL 5 – The amendment of our Articles of Incorporation to permit a majority of the entire Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval.

PROPOSAL 6 – The approval of the Realty Income Corporation 2012 Incentive Award Plan.

Additionally, the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The above items of business are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You can vote if you were a holder of record of our common stock at the close of business on March 8, 2012.

PROXY VOTING

YOUR VOTE IS IMPORTANT! If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and promptly return the enclosed proxy or authorize your proxy by internet or telephone. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

April , 2012	By Order of the Board of Directors, /s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only holders of record of our common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

TABLE OF CONTENTS (CONTINUED)

REALTY INCOME CORPORATION

600 La Terraza Boulevard

Escondido, California  92025-3873

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

Beginning at 9:00 A.M. Pacific Daylight Time

and at any adjournment or postponement of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2012 Annual Meeting of Stockholders, or the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” the “company,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. A copy of our 2011 Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April     , 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2012:

The Notice of Annual Meeting, this proxy statement, a proxy card sample and our 2011 annual report to stockholders are available on our website at www.realtyincome.com/investing/2012-annual-docs.shtml.  You are encouraged to access and review all of the information contained in the proxy materials before voting.

FREQUENTLY ASKED QUESTIONS

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025. Stockholders will be admitted to the Annual Meeting at 8:30 AM and refreshments will be provided.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                  The election of seven directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualify;

•                  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•                  A non-binding advisory vote to approve the compensation of our Named Executive Officers as described in this Proxy Statement (the “say on pay vote”);

•                 The amendment of our Charter to increase the number of authorized shares of our common stock from 185,050,000 shares to 1,000,000,000 and the number of authorized shares of the our preferred stock from 34,950,000 to 100,000,000;

•                 The amendment of our Charter to permit a majority of the entire Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval;

•                 The approval of the Realty Income Corporation 2012 Incentive Award Plan; and

•                  The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 8, 2012 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 133,399,716 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services.  This year we have engaged the services of Broadridge Financial Solutions (“Broadridge”) to mail our proxy materials to our registered holders.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These proxy materials have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for authorizing your proxy by telephone or on the internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, c/o Proxy Services, PO Box 9148, Farmingdale, NY 11735-9855.

By Telephone

Stockholders may authorize their proxies by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You can authorize your proxy by calling the toll-free number on the proxy card or your broker’s voting instruction card.  Please have your card available when you call as it contains your “control number,” which will be required to identify yourself and authorize your proxy to vote your shares. Telephone facilities will be available 24 hours a day and will close at 11:59 P.M. Central Daylight Time on May 7, 2012. If you authorize your proxy by telephone, you do not have to return your proxy or voting instruction card.

By Internet

Stockholders may authorize their proxies on the internet by going to the web site indicated on the proxy card or your broker’s voting instruction form. Step-by-step instructions on how to authorize or vote your proxy are provided on the voting sites.

In person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote at the Annual Meeting.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy FOR the election to the Board of Directors of the seven nominees listed in this proxy statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, FOR the say on pay vote, FOR the proposal to amend our Charter to increase the number of authorized shares of common stock and preferred stock (“Charter Amendment No. 1”), FOR the proposal to amend our Charter to permit a majority of the entire Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval (“Charter Amendment No. 2”), and FOR the proposal to approve the Realty Income Corporation 2012 Incentive Award Plan and, in the discretion of the proxy holders, to vote on any other matter that may properly come before the Annual Meeting.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors, the say on pay vote, Charter Amendment No. 1, Charter Amendment No. 2, or the proposal to approve the Realty Income Corporation 2012 Incentive Award Plan, but can vote your shares on the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•                  delivering to our corporate Secretary a written notice of revocation prior to or at the Annual Meeting;

•                  signing and returning to our corporate Secretary a proxy bearing a later date;

•                  authorizing another proxy by telephone or on the internet (your most recent telephone or internet authorization is used); or

•                  voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank or other record holder.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our corporate Secretary, at our corporate offices at 600 La Terraza Boulevard, Escondido, California 92025-3873.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the seven director nominees listed in this proxy to serve until the 2013 annual meeting and until their respective successors are duly elected and qualify.

Our Board of Directors recommends a vote:

•                  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2012.

•                  FOR the say on pay vote.

•                  FOR Charter Amendment One.

•                  FOR Charter Amendment Two.

•                  FOR the approval of the Realty Income Corporation 2012 Incentive Award Plan.

What are the voting requirements on our six proposals mentioned in this Proxy Statement?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner properly executes and returns a proxy card, but does not vote because the broker or other holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Proposal 1 – Election of Directors.  Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN.” Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors and thus broker non-votes may arise. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”). If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal.

Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of all the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. Accordingly, abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ending December 31, 2012. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of accountants, if the broker does not receive voting instructions from you, and thus broker non-votes are not expected to result from this proposal.

Proposal 3 – Say on Pay Vote.  The affirmative vote of a majority of all the votes cast is necessary for the approval of the say on pay vote. Brokers do not have discretionary authority to vote your shares on the say on pay vote, and thus broker non-votes may result on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

Proposal 4 – Proposal to Approve Charter Amendment No. 1. The affirmative vote of holders of a majority of shares entitled to be cast on Proposal 4 is necessary for the approval of the amendment to our Charter to increase the number of authorized shares of common stock and preferred stock.  Brokers do not have discretionary authority to vote your shares on the proposal, and thus broker non-votes may result on this proposal.  Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal 5 – Proposal to Approve Charter Amendment No. 2. The affirmative vote of holders of a majority of shares entitled to be cast on Proposal 5 is necessary for the approval of the amendment to our Charter to permit a majority of the entire Board of Directors to change the number of authorized shares in its discretion from time to time, without stockholder approval.  Brokers do not have discretionary authority to vote your shares on this proposal, and thus broker non-votes may result on this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal 6 – Realty Income Corporation 2012 Incentive Award Plan.  Approval of Proposal 6 is governed by NYSE listing standards, which require that to be approved, the proposal must receive the affirmative vote of the holders of a majority of the shares of common stock cast on the proposal, in person or by proxy, provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal.  Under this standard, votes “For” and “Against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “For,” votes “Against,” and abstentions, which sum is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “For” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions will have the effect of a vote against this Proposal 6. The approval of an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from Proposal 6 and may make it difficult to satisfy the NYSE Votes Cast requirement.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2011 Annual Report on the internet?

These materials are available on our web site and can be accessed at www.realtyincome.com/investing/2012-annual-docs.shtml.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $7,500 plus reasonable out-of-pocket costs and expenses. Copies of solicitation material will be furnished to brokerage firms, fiduciaries and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the ticker symbol “O”. On March 8, 2012, the last reported sale price for our common stock on the NYSE was $36.90 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety.

* * * *

The date of this Proxy Statement is

April     , 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of eight directors.  Effective as of the date of the Annual Meeting, Donald R. Cameron, our former Chairman, will retire from our Board of Directors.  Our Board of Directors intends to amend our Bylaws to reduce the size of the Board to seven directors, to be effective upon Mr. Cameron’s retirement.  A. Larry Chapman was appointed to our Board of Directors on February 21, 2012.  During 2011, we retained a third-party search firm to assist us in identifying a candidate to join our Board of Directors.  Ultimately, Michael D. McKee, one of our directors and our Chairman as of February 21, 2012, recommended that Mr. Chapman serve on our Board of Directors.  Based upon the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated all seven of the following directors for re-election at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2013 and until their respective successors have been duly elected and qualify:

1.             Kathleen R. Allen, Ph.D.

2.             A. Larry Chapman

3.             Priya Cherian Huskins

4.             Thomas A. Lewis

5.             Michael D. McKee

6.             Gregory T. McLaughlin

7.             Ronald L. Merriman

For more information regarding our nominees, please see “Board of Directors” below.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2012. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may appoint KPMG LLP notwithstanding the failure of the stockholders to ratify its appointment. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board of Directors has determined to currently hold an annual “say on pay” advisory vote.  In accordance with our Board of Director’s determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve on a non-binding, advisory basis the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section beginning on page 31, the tabular disclosure regarding such compensation beginning on page 42 and the accompanying narrative disclosure set forth in this proxy statement.

Our compensation programs are designed to:

1.      Attract and retain qualified individuals of high integrity;

2.      Motivate these individuals to achieve the goals set forth in our business plan;

3.      Link executive and stockholder interests through incentive-based compensation; and

4.      Enhance our performance, measured by both short-term and long-term achievements.

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. We also believe that both the Company and stockholders benefit from responsive corporate governance policies and constructive, consistent dialogue.   The following is a summary of the key highlights of our executive compensation program:

•     We emphasize pay for performance.  Our compensation program is designed to align company-wide financial and operational achievements with the annual cash bonuses and equity awards granted to our Named Executive Officers. Our annual cash bonuses are paid based upon the Compensation Committee’s assessment of our performance under the key performance metrics of (i) Stockholder Returns (weighted 30%); (ii) the strength of our Balance Sheet (weighted 25%); (iii) growth in Funds from Operations (weighted 20%); (iv) Portfolio Management (weighted 15%), and (v) Acquisitions (weighted 10%).  Our equity awards consist of annual grants of restricted stock based on each executive officer’s and our performance for the prior fiscal year.  In 2011, approximately 73%, on average, of our Named Executive Officers’ total compensation was “at-risk” pay dependent on our performance in the form of annual cash bonuses and long-term equity incentive awards.

•     Alignment of executive compensation with the creation of value for our stockholders.  Our combination of annual cash bonuses and restricted stock grants, which generally vest over a period of several years depending on the age of the officer, creates a balanced focus on the achievement of short-term and long-term financial and operational goals.

•     A flexible approach to annual cash incentive compensation and equity based long-term incentive awards.  For 2011, the bonus program for our named executive and other senior officers involved the Compensation Committee’s establishment of target amounts for cash bonus payments and consideration of various determinants of our financial performance.  While the program provides more structure to the Compensation Committee’s determinations, it also preserves the Compensation Committee’s flexibility to exercise its discretion in assessing company performance (including a comparison to our peer group’s performance), market conditions and any other relevant data. This ultimately helps to ensure that our incentive bonus program is both responsive to market conditions and linked to the actual performance of the company.

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

(continued on next page)

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Realty Income Corporation (“Realty Income”) approve, on an advisory basis, the compensation of Realty Income’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in the proxy statement.

The say on pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4

AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

On March 12, 2012, our Board of Directors approved and declared advisable an amendment to our Charter that increases the number of authorized shares of our common stock from 185,050,000 to 1,000,000,000 and the number of authorized shares of our preferred stock from 34,950,000 to 100,000,000. The proposed amendment is subject to approval by our stockholders. As of March 8, 2012, 133,399,716 shares of our common stock were outstanding, 23,750,000 shares of our preferred stock were outstanding and 1,575,548 shares of our common stock were reserved for issuance under our 2003 Stock Incentive Award Plan. If the amendment is adopted, it will become effective upon the filing of the Articles of Amendment to our Charter with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland.

Our Board of Directors believes that it is advisable and in the best interests of us and our stockholders to amend the Charter in order to have available additional authorized but unissued shares of common stock and preferred stock in an amount adequate to provide for our future needs. The additional shares will be available for issuance from time to time by us in the discretion of our Board of Directors, subject to stockholder approval as may be required under applicable law or stock exchange regulations.

The additional authorized shares will provide us with greater flexibility to use our capital stock for various business purposes including, without limitation, expanding our business through the acquisition of real estate and other businesses, raising capital, providing equity incentives to employees, officers and directors, establishing strategic relationships with other companies and issuing stock dividends. As has been the case for many years, we continue, in accordance with our long-term business plan, to evaluate and pursue property acquisition opportunities on an ongoing basis that will likely require the issuance of additional shares of common stock and preferred stock from time to time. In many such situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for a specific financing or acquisition transaction on a timely basis. Our Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of our stockholders.

If our Board of Directors were to increase the number of issued shares of capital stock, it could have an anti-takeover effect, although this is not the intent of our Board of Directors in proposing the amendment. For instance, our authorized but unissued capital stock could be issued in one or more transactions that would make more difficult or costly, and less likely, a takeover of us.  As of the date of this proxy statement, we are not aware of any attempt or plan to obtain control of us.

(continued on next page)

The holders of our common stock and preferred stock have no preemptive rights, and our Board of Directors has no plans to grant such rights with respect to any such shares.

The full text of the amendment to Section 6.1 of Article VI of the Charter is set forth in Appendix A attached hereto, which assumes that Proposal 5 is also approved by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 4, TO AMEND THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

PROPOSAL 5

AMENDMENT OF THE CHARTER TO PERMIT A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS TO CHANGE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

On March 12, 2012, our Board of Directors approved and declared advisable an amendment to our Charter to add to Article VI, Section 6.1 of our Charter the following sentence: “The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.” The proposed amendment is subject to approval by our stockholders.

Currently, we are required to obtain the approval of our Board of Directors and our stockholders each time we propose to amend our Charter to increase or decrease the number of authorized shares of capital stock. This process is expensive and time-consuming. Adopting the proposed amendment to our Charter will enable our Board of Directors alone to amend our charter to increase or decrease the number of authorized shares of capital stock.

The effect of this amendment will be to permit our Board of Directors, without stockholder action, to increase or decrease (a) the total number of authorized shares of our stock and/or (b) the number of authorized shares of stock of any one or more classes. Maryland law permits a corporation to have shares of stock that are assigned to a particular class as well as shares that are classified simply as common stock or preferred stock, without further designation, which are available to be reclassified by the board of directors at a later time.

Our Board of Directors believes that it is advisable and in the best interests of us and our stockholders to amend the Charter in order to permit our Board of Directors, without the necessity of stockholder approval, to increase or decrease either the aggregate number of shares of stock or the number of shares of any class of stock that we have authority to issue in order to provide us with greater flexibility to use our capital stock for various business purposes including, without limitation, expanding our business through the acquisition of real estate and other businesses, raising capital, providing equity incentives to employees, officers and directors, establishing strategic relationships with other companies and issuing stock dividends. As has been the case for many years, we continue, in accordance with our long-term business plan, to evaluate and pursue property acquisition opportunities on an ongoing basis that will likely require issuance of additional shares of common stock and preferred stock from time to time. In many such situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for a specific financing or acquisition transaction on a timely basis. Our Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of stockholders. Our Board of Directors believes the authority being requested in this Proposal 5 is consistent with the authority vested in the boards of directors of our peer groups and is also a customary provision in the charters of newly formed Maryland real estate investment trusts. The additional shares will be available for issuance from time to time by us in the discretion of our Board of Directors, subject to stockholder approval as may be required under applicable law or stock exchange regulations.

The increase in the number of authorized shares of capital stock could have an anti-takeover effect, although this is not the intent of our Board of Directors in proposing the amendment. For instance, our authorized but unissued capital stock could be issued in one or more transactions that would make more difficult or costly, and less likely, a takeover of us. As of the date of this proxy statement, we are not aware of any attempt or plan to obtain control of us.

(continued on next page)

The holders of our common stock and preferred stock have no preemptive rights, and our Board of Directors has no plans to grant such rights with respect to any such shares.

The full text of the amendment to Section 6.1 of Article VI of the Charter is set forth in Appendix A attached hereto, which assumes that Proposal 4 is also approved by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 5, TO AMEND THE COMPANY’S CHARTER TO PERMIT A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS TO CHANGE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

PROPOSAL 6

APPROVAL OF THE REALTY INCOME CORPORATION
2012 INCENTIVE AWARD PLAN

Introduction

We are asking you to approve the Realty Income Corporation 2012 Incentive Award Plan (the “2012 Plan”). On March 5, 2012, our Board of Directors adopted, subject to shareholder approval, the 2012 Plan for members of our Board of Directors and the employees and consultants of us and our subsidiaries and affiliates.

The 2012 Plan is intended to replace our 2003 Incentive Award Plan (as amended and restated February 21, 2006) (the “2003 Plan”), which will otherwise expire by its terms on May 6, 2013.  If the 2012 Plan is approved by our stockholders, the 2003 Plan will terminate as of March 5, 2012, the date on which the 2012 Plan was adopted by our Board of Directors, and no further awards will be granted under the 2003 Plan.  If the 2012 Plan is not approved, the 2003 Plan will remain in effect and will expire pursuant to its terms on May 6, 2013, after which date no further awards may be granted under the 2003 Plan.

As of March 5, 2012, the date on which our Board of Directors adopted the 2012 Plan, 1,575,548 shares of our common stock remained available for grant under the 2003 Plan and 910,186 shares of our common stock were subject to outstanding awards under the 2003 Plan.  The closing price of our common stock on March 5, 2012 was $37.16 per share.

We are asking our stockholders to approve the 2012 Plan because we believe that grants of equity incentive awards are important to our continued growth and success. The purpose of the 2012 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors, and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives. We believe that the equity-based awards to be issued under the 2012 Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. In addition, we believe we are disciplined in our use of equity incentive awards.  Our three-year average burn rate, based on grants made between 2009 and 2011, was 0.46%, well below Institutional Shareholder Services’ burn rate cap of 2.34% for the real estate industry (with full-value awards counted as having 2.5 times the value of other awards and assuming a volatility rate of 34%).  The 2012 Plan will enable us to continue to attract and retain top talent and align our employees’ rewards with those of our shareholders, while also providing us with the flexibility to implement future equity grant practices.

The material features of the 2012 Plan are summarized below. This description is qualified in its entirety by reference to the 2012 Plan, attached as Appendix B to this Proxy Statement. We intend to register shares available for issuance under the 2012 Plan on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as is practicable if we receive stockholder approval.

(continued on next page)

Material Features of the 2012 Plan

The 2012 Plan authorizes the Compensation Committee of our Board of Directors (or, if our Board of Directors determines, another committee of our Board of Directors) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, stock payments, performance awards, performance share awards and other incentive awards structured by the Compensation Committee within parameters set forth in the 2012 Plan, for the purpose of providing our directors, officers, employees and consultants equity compensation, incentives and rewards for superior performance. Some of the key features of the 2012 Plan that reflect our commitment to effective management of incentive compensation are as follows:

•     No Repricing or Replacement of Options or Stock Appreciation Rights. The 2012 Plan prohibits, without shareholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.

•     Share Counting. The 2012 Plan provides that the following shares may not be reused for additional grants under the 2012 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

•     Section 162(m) Qualification. The 2012 Plan is designed to allow awards under the 2012 Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

•     Independent Administration. The Compensation Committee, which consists of only independent directors, will administer the 2012 Plan except with respect to awards granted to non-employee directors.

•     Claw-back. The 2012 Plan provides that if we implement a claw-back policy, then all awards granted pursuant to the 2012 Plan will be subject to the provisions of the claw-back policy to the extent set forth therein or in an applicable award agreement.

Eligibility

Our Board of Directors and employees and consultants of us and our subsidiaries are eligible to receive awards under the 2012 Plan. As of March 5, 2012, there are approximately seven non-employee directors and 81 employees eligible to participate in the 2012 Plan.

Administration

The 2012 Plan will be administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our Board of Directors will administer the 2012 Plan with respect to awards to non-employee directors. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2012 Plan, subject to its express terms and conditions. The plan administrator will set the terms and conditions of all awards under the 2012 Plan, including any vesting and vesting acceleration conditions.

(continued on next page)

Limitation on Awards and Shares Available

The aggregate number of shares of our common stock that are available for issuance under awards granted pursuant to the 2012 Plan is the sum of (i) 1,500,000 shares, plus (ii) 1,575,548, representing the number of shares that remained available for issuance under the 2003 Plan as of the date on which the 2012 Plan was adopted by our Board of Directors, plus (iii) any shares underlying awards outstanding under the 2003 Plan as of the date on which the 2012 Plan was adopted by our Board of Directors which, on or after that date, are forfeited or otherwise terminate, expire or lapse for any reason without the issuance of shares to the respective holder (up to a maximum of 910,186).  In order that the applicable rules relating to incentive stock options be satisfied, the 2012 Plan provides that the number of shares that may be issued upon the exercise of incentive stock options will not exceed this aggregate share limit.  Shares available for issuance under awards granted pursuant to the 2012 Plan may consist of treasury shares, authorized but unissued shares, or shares purchased on the open market. If an award under the 2012 Plan is forfeited, expires or is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2012 Plan. However, the following shares may not be used again for grant under the 2012 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2012 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2012 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2012 Plan during any calendar year is three million two hundred thousand (3,200,000) and the maximum amount that may be paid in cash pursuant to the 2012 Plan to any one participant during any calendar year period is ten million dollars ($10,000,000).

Awards

The 2012 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, SARs, cash awards and other incentive awards. Certain awards under the 2012 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•     Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other tax Code requirements are satisfied. The exercise price per share of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•     Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price per share of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

(continued on next page)

•      Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•     Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•     Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards

Performance awards include any of the awards discussed above that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator determines whether performance awards are intended to constitute “qualified performance-based compensation,” or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our Chief Executive Officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.

(continued on next page)

In order to constitute QPBC under Code Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to stockholder-approved performance criteria. For purposes of the 2012 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating income, earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs (including without limitation cost reductions or savings); (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects, including acquisitions; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction or debt to earnings (including EBITDA); (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) employee satisfaction; (xxix) financing and other capital raising transactions; (xxx) recruiting and maintaining personnel; (xxxi) year-end cash; and (xxxii) portfolio occupancy, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2012 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Non-Employee Director Awards

The 2012 Plan provides that, subject to shareholder approval of the 2012 Plan, each non-employee director serving on the date on which the 2012 Plan was adopted by the Board and who remains continuously in service as a non-employee board member through the date of this Annual Meeting will automatically be granted an award of 4,000 shares of restricted stock on the date of each annual stockholders’ meeting, commencing with this Annual Meeting, provided that the director remains in continuous service as a non-employee director through such grant date.  In addition, the 2012 Plan provides that, subject to shareholder approval of the 2012 Plan, each person who is initially elected or appointed by the Board to serve as a non-employee director after the date on which the 2012 Plan was adopted will be granted (1) an award of 4,000 shares of restricted stock on the date of such initial election or appointment. and (2) an award of 4,000 shares of restricted stock on the date of each annual stockholders’ meeting occurring after such initial election or appointment, provided that the director remains in continuous service as a non-employee director through the applicable grant date.  Restricted stock awards granted to non-employee directors pursuant to this 2012 Plan provision will be vested in full on the applicable grant date for non-employee directors who have remained in continuous service with our company for at least eight full years as of the applicable grant date, or in substantially equal installments over one, two or three years from the applicable grant date for non-employee directors who have remained in continuous service with our company for seven, six, or less than six years, respectively, as of the applicable grant date.

Directors may also receive additional awards under the 2012 Plan at the discretion of the plan administrator.

(continued on next page)

Certain Transactions and Changes in Capitalization

The plan administrator has broad discretion to take action under the 2012 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2012 Plan and outstanding awards. In the event of a change in control of us (as defined in the 2012 Plan), to the extent that the surviving entity does not  continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion.  Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations, the laws of descent and distribution or as otherwise permitted by the plan administrator, awards under the 2012 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2012 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our Board of Directors may amend or terminate the 2012 Plan at any time.  Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2012 Plan, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2012 Plan after March 5, 2022, representing the tenth anniversary of the date on which our Board of Directors adopted the 2012 Plan.

Additional REIT Restrictions

The 2012 Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

New Plan Benefits

Except with respect to grants of restricted stock that will be awarded to non-employee directors, which are described above under “Non-Employee Director Awards,” future awards under the 2012 Plan are within the discretion of the plan administrator and are therefore not determinable at this time.  In addition, the benefits or amounts which would have been received by or allocated to executive officers and our other employees under the 2012 Plan for the last fiscal year are not determinable.  Certain tables below under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards Table as of December 31, 2011 and Stock Vested During 2011 Table set forth information with respect to prior awards granted to our Named Executive Officers under the 2003 Plan.

(continued on next page)

Pursuant to the 2012 Plan, and subject to stockholder approval of the 2012 Plan, each non-employee director serving on our Board of Directors on the date on which the 2012 Plan was adopted that remains continuously in service as a non-employee director through the date of the Annual Meeting will be awarded a grant of 4,000 shares of restricted stock on the date of the Annual Meeting.  In addition, each person who is initially elected or appointed to our Board of Directors at the Annual Meeting will be awarded a grant of 4,000 shares of restricted stock on the date of the Annual Meeting. The restricted stock awards will vest as described under “Non-Employee Director Awards” above.  The dollar value of each award to be granted at the Annual Meeting, based on the closing market price of $37.16 per share of our common stock on March 5, 2012, is $148,640.  In the event our stockholders do not approve the 2012 Plan, the foregoing grants to non-employee directors will be made under the 2003 Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee, consultant or non-employee director granted an award under the 2012 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

With respect to nonqualified stock options, we are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option exercise price is an item of tax preference for alternative minimum tax purposes. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the participant will recognize ordinary income, and we will receive a corresponding corporate deduction equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the exercise price, and (ii) the excess of the amount realized on the disposition over the exercise price for the shares.

The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, performance share awards, performance awards, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Section 162(m) of the Code. In general, Section 162(m) of the Code denies an income tax deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2012 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

(continued on next page)

Certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify for the exception for qualified performance-based compensation, Section 162(m) of the Code requires that: (1) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (2) the performance goals must be established by a compensation committee comprised solely of two or more “outside directors”, (3) the performance goals must be based on performance criteria that have been disclosed to and approved by the shareholders, and (4) a compensation committee of “outside directors” must certify in writing that the performance goals have indeed been met prior to payment. Section 162(m) of the Code contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the “qualified performance-based compensation” exception if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date.

The 2012 Plan has been designed to permit the plan administrator to grant stock options and other awards which will qualify as “qualified performance-based compensation.”

Section 409A of the Code. Certain types of awards under the 2012 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2012 Plan and awards granted under the 2012 Plan have been and will be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2012 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 6, TO APPROVE THE REALTY INCOME CORPORATION 2012 INCENTIVE AWARD PLAN.

BOARD OF DIRECTORS

The following table sets forth certain information as of March 8, 2012 concerning our current directors, other than Donald R. Cameron who is retiring as of the Annual Meeting.  Each person listed below is a director nominee for re-election at the Annual Meeting.

Name	Title	Age
Kathleen R. Allen, Ph.D.	Director	66
A. Larry Chapman	Director	65
Priya Cherian Huskins	Director	39
Thomas A. Lewis	Vice Chairman and Chief Executive Officer	59
Michael D. McKee	Chairman	66
Gregory T. McLaughlin	Director	52
Ronald L. Merriman	Director	67

Board of Director Biographies

The information presented below highlights each director’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director.  We believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. Finally, we value their significant experience on other company boards of directors and board committees.

Kathleen R. Allen, Ph.D.

Kathleen R. Allen, Ph.D. has been our director since February 2000. She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and chairwoman of Gentech Corporation (1994-2004). Dr. Allen incorporated a non-profit institute, the National Network for Technology Entrepreneurship and Commercialization (N2TEC), in January 2006. This institute is dedicated to economic development through technology entrepreneurship and Dr. Allen is the chief executive officer and serves on its board of directors. She also serves as a consultant to a medical technology venture and an aerospace company and is the author of 17 books in the field of entrepreneurship and technology, a field in which she is considered an expert. Dr. Allen is chairwoman of our Strategic Planning Committee and is a member of our Audit Committee and our Compensation Committee.

As a distinguished businesswoman, entrepreneur and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many start-up and early growth companies to develop effective leadership and team-building skills, which she has implemented during her participation on various board committees. With her years of experience in risk management in the areas of start-up ventures and the development of new technologies, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our overall strategy.

A. Larry Chapman

A. Larry Chapman has been our director since February 2012.  He is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee.  Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office.  In 1987, he was promoted to president of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co.  The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989.  He remained president of Wells Fargo Realty Advisors until it was sold and was promoted to group head of the Wells Fargo Real Estate Group in 1993.  Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis.  Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor and trustee of the Urban Land Institute; former member of the National Association of Real Estate Investment Trusts; and member and past trustee of the International Council of Shopping Centers. Mr. Chapman is a member of our Audit and Compensation Committees.

Mr. Chapman’s extensive commercial real estate experience, across many industries and tenant types, provides valuable insight and expertise to the Board and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Priya Cherian Huskins

Priya Cherian Huskins has been our director since December 2007.  She is senior vice president and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present).  Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003).  She has served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter since 2006.  Ms. Huskins is chairwoman of our Nominating/Corporate Governance Committee and is a member of our Strategic Planning Committee.

With her background in law, insurance and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy.  In addition, she brings experience regarding corporate governance matters, including ways that corporate governance can enhance stockholder value. Ms. Huskins’s experience makes her a valuable component of a well-rounded Board of Directors and a key member of both committees on which she serves.

Thomas A. Lewis

Thomas A. Lewis is our chief executive officer. He is also vice chairman of our Board of Directors and has been a member of our Board of Directors since September 1993. Mr. Lewis joined us in 1987 and has served in a variety of executive positions, including senior vice president, capital markets until 1997 when he was named chief executive officer. In 2000-2001, he also held the position of president. Prior to joining us, Mr. Lewis was an executive with Johnstown Capital, a real estate investment company (1982-1987), an investment specialist with Sutro & Co., Inc. (1979-1982), and in marketing with Procter & Gamble (1974-1979). He has also served as a member of the board of directors and is chairman of the compensation committee of Sunstone Hotel Investors, Inc. (NYSE: SHO) (2006-present).

As our chief executive officer, Mr. Lewis has demonstrated leadership capability and extensive knowledge of financial and operational issues facing real estate organizations. His vast understanding of real estate investment trusts and financial strategy in challenging environments has helped to guide us and the Board of Directors through the general economic turbulence of the last two years. Mr. Lewis’s knowledge of all aspects of our business and history, combined with his drive for innovation and excellence, position him well to serve as a valuable member of our Board of Directors.

Michael D. McKee

Michael D. McKee has been our director since August 1994. Since February 2012, Mr. McKee has served as the chairman of our Board of Directors. He is the chief executive officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-present). He was the vice chairman (1999-2008) and chief executive officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as chief operating officer (2001-2007), chief financial officer (1997-2001) and executive vice president (1994-1999) of The Irvine Company. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-present) where he serves as Lead Director, Bentall Kennedy (U.S.) (2008-present), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008). In addition to being the chairman of our Board of Directors, Mr. McKee is a member of our Compensation Committee and our Nominating/Corporate Governance Committee.

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to real estate investment trusts. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin

Gregory T. McLaughlin has been our director since June 2007.  Mr. McLaughlin is currently the president and chief executive officer of the Tiger Woods Foundation in Irvine, California (1999-present).  Prior to joining the Tiger Woods Foundation, Mr. McLaughlin was vice president of business development and events of the Western Golf Association/Evans Scholars Foundation (1993-1999) and director of the Los Angeles Junior Chamber of Commerce (1988-1993).  He is currently a member of the board of directors of the Tiger Woods Foundation (2005-present).  Mr. McLaughlin is chairman of the Compensation Committee and is a member of our Audit Committee and our Strategic Planning Committee.

Mr. McLaughlin’s business and legal experience includes tax exempt organizations and financing as well as capital campaigns and program development.  Additionally, he has proven leadership skills in managing non-profit organizations and brings financial reporting expertise, especially as it relates to audit and tax matters. His experience in working with various types of people has exposed him to many different issues, which have enabled him to work effectively as a valuable member of our Board of Director committees. With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters.

Ronald L. Merriman

Ronald L. Merriman has been our director since July 2005. He is a retired vice chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997).  At KPMG LLP, Mr. Merriman served as vice chairman of the Executive Management Committee.  More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), executive vice president of Carlson Wagonlit Travel (1999-2000) and president of Ambassador Performance Group, Inc. (1997-1999).  Mr. Merriman has served on the board of directors and is the chairman of the audit committee of the following public companies: Aircastle Limited (NYSE: AYR)(2006-present), Pentair, Inc. (NYSE: PNR)(2005-present) and Haemonetics Corporation (NYSE: HAE)(2005-present). He also serves on the board of directors and is the chairman of the audit committee of the privately-held Preferred Hotel Group, Inc. (2004-present). Mr. Merriman is chairman of our Audit Committee and is a member of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

Corporate Governance

Nothing is more important to us than a reputation for integrity and to serve as a responsible fiduciary for our stockholders.  Our Board of Directors, senior management and employees have a corporate responsibility to manage the company for the benefit of our stockholders and this commitment is demonstrated in the corporate governance initiatives outlined below.

We have adopted a Code of Business Ethics that applies to our employees and directors.  The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior.  Our Code of Business Ethics covers all areas of professional conduct, including conflicts of interest, insider trading and confidentiality, as well as requiring strict adherence to all laws and regulations applicable to our business and industry.  We conduct annual training of employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics.

Our Board of Directors has adopted a charter for each of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Strategic Planning Committee. Each of our charters is reviewed annually. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. We have also adopted Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should perform its functions. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Directors meetings, Board of Directors committees, management succession, evaluation and compensation of senior officers, expectations of directors and information regarding the annual performance evaluation of the Board of Directors.

The Committee Charters, Code of Business Ethics and Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. During 2011, in accordance with the terms of each of our Committee Charters, each of our respective committees reviewed its charter.  In response to its annual charter review process, the Audit Committee updated its charter in February 2011 to reflect minor changes in accounting terminology.  Each of our Strategic Planning Committee, Compensation Committee and Nominating/Corporate Governance Committee determined that no updates to their respective charters were needed in 2011. We intend to disclose future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.realtyincome.com within five business days following such waiver or as otherwise required by the SEC or the NYSE.

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

We are committed to promoting responsible corporate citizenship within our company and recently implemented a Corporate Responsibility program focused on reducing our environmental footprint and maintaining high ethical standards in our business. More information on our corporate responsibility efforts can be found at http://www.realtyincome.com/invest/investing-resources/corporate-responsibility.shtml.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Lewis, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent.  Our categorical standards of independence mirror NYSE independence requirements, except that our categorical standards additionally consider a director to be not independent if:

•            The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of such other company; and

•            The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent (5%) of that organization’s consolidated gross revenues.

“Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS (as of the record date)

Name	Audit	Compensation	Nominating/ Corporate Governance	Strategic Planning

Kathleen R. Allen, Ph.D.	•	•		+
A. Larry Chapman	•	•
Priya Cherian Huskins			+	•
Thomas A. Lewis				•
Michael D. McKee		•	•
Gregory T. McLaughlin	•	+		•
Ronald L. Merriman	+		•	•
• Member
+ Chairperson

Mr. McKee has been the Chairman of the Board of Directors since February 21, 2012.  Don Cameron, who served as the Chairman of the Board of Directors through February 20, 2012, will retire from the Board of Directors effective as of our Annual Meeting.  Mr. Cameron served as an ex-officio, non-voting member of each of our Board committees during 2011 and until February 20, 2012.

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is comprised of Dr. Allen and Messrs. Chapman, McLaughlin and Merriman (Chairman).  Mr. Cameron served as an ex-officio member of our Audit Committee during 2011 and through his February 21, 2012 announcement to retire effective as of our Annual Meeting.  Our Board of Directors has determined that Mr. Merriman and Mr. McLaughlin qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of more than three public companies and has determined that such simultaneous service does not impair his ability to effectively serve as Chairman of our Audit Committee.

The Audit Committee’s principal responsibilities include:

•            Compliance with legal and regulatory requirements;

•            The integrity of our financial statements;

•            The appointment, approval and engagement of our independent registered public accounting firm, approval of any special assignments given to the independent registered public accounting firm and review of:

o           The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;

o           The independence and qualifications of the independent registered public accounting firm;

o           The effectiveness and efficiency of our internal accounting function; and

o           Any proposed significant accounting changes; and

•            As necessary, meeting with the Compensation Committee regarding the performance goals for key financial, internal control and risk management personnel.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Dr. Allen and Messrs. Chapman, McKee and McLaughlin (Chairman).  Mr. Cameron served as an ex-officio member of our Compensation Committee during 2011 and through his February 21, 2012 announcement to retire effective as of our Annual Meeting.  All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as discussed above, are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The Compensation Committee’s principal responsibilities include:

•            Establishing remuneration levels for our officers;

•            Reviewing management organization and development;

•            Reviewing significant employee benefits programs; and

•            Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategies and principles to ensure that they (i) are aligned with our business strategies and objectives, (ii) encourage high performance, (iii) promote accountability and (iv) assure that employee interests are aligned with the interests of our stockholders. In addition, the Compensation Committee:

•            Conducts an annual review of our compensation philosophy, including a review of our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes;

•            Conducts an annual review of and approves the goals and objectives relating to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of our business strategies and objectives and determines and approves the compensation of the chief executive officer based on such evaluation;

•            Conducts an annual review of and approves all compensation for all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), all of our other employees and the employees of our subsidiaries with a base salary greater than or equal to $200,000;

•            Reviews and approves all officers’ employment agreements and severance arrangements;

•            Manages and annually reviews executive annual bonus and long-term incentive compensation;

•            Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans);

•            Sets performance targets under all annual bonus and long-term incentive compensation plans as appropriate; and

•            As necessary, meets with the Audit Committee and/or senior management regarding the role risk management plays in setting appropriate performance objectives and incentives.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the chief executive officer and management, from an outside independent compensation consultant it selects and retains and, as appropriate, in consultation with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation

Committee member’s questions and to management’s need for advice and counsel as further described in the “Compensation Discussion and Analysis” section. The consultant does not perform any other services for the Company.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to the chief executive officer and other executives holding the title of vice president or higher. The Compensation Committee reviews the performance and compensation of the chief executive officer, and all of the Named Executive Officers. The chief executive officer, as well as the president, chief operating officer, annually assist in the review of the compensation of our other executive officers and members of senior management. The chief executive officer makes recommendations with respect to salary adjustments, annual bonuses and restricted stock awards to the Compensation Committee based on his review of each executive’s performance in relation to the guidelines established at the commencement of the year, compensation for similar positions at peer companies and the company’s performance for that year.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Ms. Huskins (Chairwoman) and Messrs. McKee and Merriman. Mr. Cameron served as an ex-officio member of our Nominating/Corporate Governance Committee during 2011 and through his February 21, 2012 announcement to retire effective as of our Annual Meeting.  All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as previously discussed. The Nominating/Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors on the broad range of issues surrounding the composition and operation of the Board of Directors, including:

•            Development and review of the qualifications and competencies required for membership on our Board of Directors;

•            Reviewing and interviewing qualified candidates to serve on our Board of Directors;

•            Structure and membership of the committees of our Board of Directors; and

•            Succession planning for our executive management.

The Nominating/Corporate Governance Committee also provides recommendations to the Board of Directors in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and management, review of Board of Director compensation, and review and consideration of developments in corporate governance practices.  The Nominating/Corporate Governance Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.  On an annual basis, the Nominating/Corporate Governance Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board of Directors and all committees thereof, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors.

Strategic Planning Committee

The Strategic Planning Committee of our Board of Directors is comprised of Dr. Allen (Chairwoman), Ms. Huskins and Messrs. McLaughlin, Merriman and Lewis.  Mr. Cameron served as an ex-officio member of our Strategic Planning Committee during 2011 and through his February 21, 2012 announcement to retire effective as of our Annual Meeting.  With the exception of Mr. Lewis, our chief executive officer, all of the members of the Strategic Planning Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as previously discussed.  The Strategic Planning Committee works with management to review initiatives designed to achieve our continued growth and to enhance stockholder value.  The Strategic Planning Committee also assists management in looking beyond traditional quarterly and annual perspectives in considering our longer-term goals.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors.  In reviewing and considering potential nominees for the Board of Directors, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•            Experience in corporate governance, for example as an officer or former officer of a publicly-held company;

•            Experience in our industry and a general business understanding of major issues facing public companies;

•            Experience as a member of the board of directors of another publicly-held company;

•            Personal and professional integrity, ethics, values and absence of conflicts of interest;

•            Ability to fairly and equally represent all stockholders of the Company and time to devote to being a director;

•            Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;

•            Academic expertise in an area of our operations and achievement in one or more applicable fields;

•            Background in financial and accounting matters; and

•            Diversity in terms of background, expertise, perspective, age, gender and ethnicity.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of management for their recommendations. The Nominating/Corporate Governance Committee recently retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairwoman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the chief executive officer and one or more members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies our Board of Director’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement and as is required by our Bylaws. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Realty Income stockholdings and must also comply with the advance notice provisions of our Bylaws. All communications are to be directed to the chairwoman of the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. Recommendations received before November     , 2012 or after December     , 2012 (more than 150 days or less than 120 days prior to the first anniversary of the date of the Proxy Statement for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2013 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Board Leadership

The Nominating/Corporate Governance Committee also evaluates Board of Directors leadership structure. During 2011 and currently, the positions of our Chairman of the Board of Directors and Chief Executive Officer have been separated in recognition of the differences between the two roles. Prior to February 21, 2012, Mr. Cameron served as our Chairman of the Board and effective as of February 21, 2012, Mr. McKee serves as the Chairman of the Board of Directors. Mr. Lewis serves as our chief executive officer and as the Vice Chairman of our Board of Directors. The Board of Directors believes this is the most appropriate structure at this time because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently of the leadership skills of both Mr. McKee and Mr. Lewis. In addition, separating the roles of Chairman and Chief Executive Officer allows our Chairman to serve as a liaison between the Board of Directors and management, while providing our chief executive officer with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing us. The Board of Directors reviews and oversees our enterprise risk management, or ERM, program, which is a company-wide program designed to enable effective and efficient identification of and management visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making.  The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board of Director levels, and facilitate appropriate risk response strategies.  During the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that they feel face our business. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.  Strategic and operational risks are presented and discussed in the context of the chief executive officer’s report on operations to the Board of Directors at regularly scheduled Board of Directors meetings and at presentations to the Board of Directors and its committees by senior management.  The Board of Directors has delegated responsibility for the oversight of specific risks to Board of Directors committees as follows:

•                  The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, internal controls, policies and processes for monitoring and mitigating those risks;

•                  The Strategic Planning Committee monitors the risks associated with meeting long-term goals, including evaluating the impact that future initiatives may have on risk decisions;

•                 The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and

•                  The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes. The total compensation of our executive officers is established after consideration of performance metrics and is compared to peer groups by the Compensation Committee.  Our incentive program metrics include absolute and relative performance, single year and multi-year performance and a diversification and balance of metrics across financial, portfolio and value creation goals.

In addition to the compensation awarded to management, which is authorized by the Compensation Committee, management monitors incentive awards made to our staff and reviews those awards in light of the risks to which we may be subject. Our investor relations team receives bonuses based on their communications with financial advisors, and their time is monitored and approved by the vice president, corporate communications. Our portfolio management team receives bonuses based on the releasing and sales of properties in our portfolio. All of these transactions are approved by the executive vice president, portfolio management.

We do not believe that our compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on us.  Non-management employees are largely compensated on a fixed salary basis.  Any additional bonuses or other compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that threaten our long-term value. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock awards, thereby giving employees additional incentives to protect our long-term value.

Meetings and Attendance

Our Board of Directors met 16 times during 2011. In 2011, the Audit Committee met seven times, the Compensation Committee met five times, the Nominating/Corporate Governance Committee met eight times and the Strategic Planning Committee met two times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our directors attended the 2011 annual meeting of stockholders.

To ensure free and open discussion among the independent directors of our Board of Directors, only independent directors attend executive sessions of our Board of Directors. As the non-executive chairman of our Board of Directors, Mr. Cameron presided at each of the four executive sessions held during 2011.

Communications with the Board

Stockholders and other interested parties may communicate with the chairman of our Board of Directors or with the non-employee directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Chairman of the Board of Directors, c/o the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. All correspondence will be forwarded promptly by the corporate Secretary to the chairman of our Board of Directors.

Compensation of the Company’s Directors for 2011

Mr. Lewis is our only director who is a member of management, and does not receive any compensation for serving as a member of our Board of Directors or any of its committees. Our non-employee directors, other than Mr. Chapman, who was appointed as a director on February 21, 2012, received the following aggregate amounts of compensation for the year ended December 31, 2011:

Name	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation(3)	Total
Kathleen R. Allen, Ph.D.(4)	$ 43,000	$ 142,240	$ 0	$ 185,240
Donald R. Cameron(4)(5)	59,500	142,240	10,000	211,740
Priya Cherian Huskins(4)	39,500	142,240	13,895	195,635
Thomas A. Lewis(6)	0	0	0	0
Michael D. McKee(4)(5)	51,500	142,240	0	193,740
Gregory T. McLaughlin(4)	35,500	142,240	13,895	191,635
Ronald L. Merriman(4)	56,000	142,240	14,472	212,712

(1)      Fees earned or paid in cash include retainers and Board of Director meeting fees.  Fees include (i) an annual retainer of $15,000 for each Board of Director member, other than the chairman of our Board of Directors, who receives a $50,000 annual retainer, (ii) an Audit Committee chair retainer of $18,000, (iii) a Compensation Committee chair retainer of $12,500, (iv) a Nominating/Corporate Governance Committee chair retainer of $7,500 and (v) a Strategic Planning Committee chair retainer of $7,500. Board of Director and committee meeting fees are $1,000 per meeting attended in person and $500 for telephonic attendance.

(2)      On May 3, 2011, the date of our 2011 Annual Meeting of Stockholders, each non-employee director received 4,000 shares of restricted stock with a grant date fair value of $142,240, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 3, 2011 of $35.56, as prescribed by Accounting Standards Codification Topic 718. All of these stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and all shares, including shares of restricted stock, are eligible to receive distributions from the date of grant.

(3)      For all directors, amounts represent distributions paid on shares of restricted stock during the year ended December 31, 2011. Additionally, Mr. Cameron’s amount includes his annual retainer of $10,000 as a director of Crest Net Lease, Inc., or Crest, a wholly owned subsidiary of Realty Income.  Effective as of February 21, 2012, Mr. Cameron retired as director of Crest and was replaced by Mr. McLaughlin.

(4)      As of December 31, 2011, the non-employee directors did not hold any stock options, but held the following number of shares of unvested restricted stock:

Name	Shares of unvested restricted stock held at December 31, 2011
Kathleen R. Allen, Ph.D.	0
Donald R. Cameron	0
Priya Cherian Huskins	8,001
Michael D. McKee	0
Gregory T. McLaughlin	8,001
Ronald L. Merriman	8,001

(5)      Mr. Cameron served as the  Chairman of the Board of Directors and was an ex officio member of each of the Committees through February 20, 2012.  He will retire from the Board of Directors effective as of our Annual Meeting.  Mr. McKee became Chairman of the Board of Directors effective as of February 21, 2012.

(6)      Mr. Lewis, our Chief Executive Officer, does not receive any compensation for his services on our Board of Directors or as a director of Crest.  His compensation is reflected as part of the “Summary Compensation Table” on page 42.

Stock Awards for Directors

Our 2003 Incentive Award Plan, as amended, provides that upon the initial election to our Board of Directors and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each director who is not a Realty Income officer is automatically granted 4,000 shares of restricted stock. Our proposed 2012 Plan similarly provides for these automatic grants and vesting schedules.  See Proposal 6, “Approval of the Realty Income Corporation 2012 Incentive Award Plan.” The vesting schedule for restricted shares granted to non-employee directors is as follows:

•            For directors with less than six years of service at the date of grant, shares vest in 33.33% increments on each of the first three anniversaries of the date the shares of stock are granted;

•            For directors with six years of service at the date of grant, shares vest in 50% increments on each of the first two anniversaries of the date the shares of stock are granted;

•            For directors with seven years of service at the date of grant, shares are 100% vested on the first anniversary of the date the shares of stock are granted; and

•            For directors with eight or more years of service at the date of grant, there is immediate vesting as of the date the shares of stock are granted.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences with our senior management, in accordance with our travel policy.  Additionally, our Board of Director members are reimbursed for expenses incurred in connection with attending continuing education programs sponsored by educational institutions to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information as of the record date of March 8, 2012 concerning our executive officers:

Name	Title	Age
Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	59
Gary M. Malino	President, Chief Operating Officer	54
John P. Case	Executive Vice President, Chief Investment Officer	48
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	46
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	51
Richard G. Collins	Executive Vice President, Portfolio Management	63
Robert J. Israel	Senior Vice President, Research	52
Laura S. King	Senior Vice President, Assistant General Counsel and Assistant Secretary	50
Sumit Roy	Senior Vice President, Acquisitions	42

Executive Officer Biographies

Thomas A. Lewis’s biographical information is set forth above under Board of Director Biographies.

Gary M. Malino is our president, chief operating officer. He joined us in 1985 and served in various executive positions until 1994 when he was named chief financial officer and treasurer. During 2001 Mr. Malino was promoted to president, chief operating officer. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981).

John P. Case is our executive vice president and chief investment officer. He joined us in April 2010. Prior to joining us, Mr. Case was a real estate investment banker in New York for 19 years, most recently as Co-Head of Real Estate Investment Banking for RBC Capital Markets from 2009 to 2010 where he also served on the firm’s Global Investment Banking Management Committee. Additionally, Mr. Case was Co-Head of Americas Real Estate Investment Banking at UBS from 2006 to 2009 and began his career in Real Estate Investment Banking at Merrill Lynch where he worked for 15 years and was named a Managing Director in 2000. Mr. Case was a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, serving on the Executive Committee from 2002 to 2004, and is also a member of the President’s Council of The Real Estate Roundtable.

Paul M. Meurer is our executive vice president, chief financial officer and treasurer, positions he has held since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).

Michael R. Pfeiffer is our executive vice president, general counsel and secretary. He joined us in 1990 and served as corporate counsel until 1995, when he was named general counsel and secretary. Mr. Pfeiffer left us in September 2001 and served as executive vice president and general counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as executive vice president, general counsel and secretary. Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Richard G. Collins is our executive vice president, portfolio management. He joined us in 1990 and has served in a variety of positions, including vice president, portfolio management and senior vice president, portfolio acquisitions. He was promoted to his current position in August 2005. Prior to becoming executive vice president, portfolio management, Mr. Collins served as the president of our subsidiary, Crest. Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979).

Robert J. Israel is our senior vice president, research.  He joined us in 1997 and served as senior research director, associate vice president and vice president of research prior to being promoted to this current position in 2006.  Prior to joining us, Mr. Israel was a vice president of corporate banking for First National Bank and a corporate banker for City National Bank.

Laura S. King is our senior vice president, assistant general counsel and assistant secretary.  Prior to being promoted to this position in December 2008, she was our vice president, assistant general counsel and assistant secretary.  She joined us in 1985 and held various investor services and legal positions until her promotion to vice president, assistant general counsel in 1998.  Prior to joining us, Ms. King held various accounting positions with Southern California Savings and Loan Associations.  She is a licensed attorney and member of the State Bar of California.

Sumit Roy is our senior vice president, acquisitions.  He joined us in September 2011.  Prior to joining us, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure, for UBS Investment Bank in New York (UBS).  Prior to working at UBS, Mr. Roy was a Manager in the Corporate Finance Group at Meadwestvaco (2003-2004), an Associate in the Technology Investment Banking Group at Merrill Lynch (2001-2003), and a Principal at Cap Gemini Ernst & Young LLP (1994-1999).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation policies and programs for our executive officers, including our Named Executive Officers, as such term is defined in the Summary Compensation Table in this Proxy Statement. The Compensation Committee administers the compensation policies and programs for our executive officers and certain other officers. The Compensation Committee regularly reviews and approves our executive compensation principles and programs to ensure that they are aligned with our business strategies and objectives, encourage high performance, promote accountability, minimize risk, and assure that management’s interests are aligned with the interests of our stockholders.

Executive Summary

Realty Income Corporation, The Monthly Dividend Company®, is a Maryland corporation organized to operate as an equity real estate investment trust, or REIT. Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, or FFO, per share. Our monthly distributions are supported by the cash flow from our portfolio of properties leased to retail and other commercial enterprises, under long-term lease agreements (primarily 10 to 20 years) . We have in-house acquisition, leasing, legal, credit research, real estate research, portfolio management, and capital markets expertise.  As of December 31, 2011, we have paid 497 consecutive monthly dividends throughout our 43-year operating history.  We seek to increase distributions to common stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

Pay for Performance.  The primary objective of our compensation program is to compensate our executive officers for company performance. Our annual cash bonuses and our equity awards are determined based upon on a detailed year-end review of our performance under the following five key performance metrics.

• STOCKHOLDER RETURNS	(30% weighting)
• BALANCE SHEET STRENGTH	(25% weighting)
• FUNDS FROM OPERATIONS	(20% weighting)
• PORTFOLIO MANAGEMENT	(15% weighting)
• ACQUISITIONS	(10% weighting)

We do not employ formulaic targets or objectives, but instead undertake a comprehensive review at fiscal year end of all relevant factors in each performance metric in determining company performance and related bonus and equity compensation earned based on that performance.

2011 was a record year for new property acquisitions, as we invested over $1.0 billion in 164 new properties at a lease yield of 7.8%.  Also in 2011, we substantially increased our rental revenue and funds from operations, as well as raised dividends every quarter.  Financial highlights for 2011 include:

•     A 22.6% increase in revenue for 2011 compared to 2010;

•     A 28.6% increase in funds from operations available to common stockholders (FFO) for 2011 compared to 2010;

•     A 1.3% increase in same store rents for 2011 compared to 2010; and

•     A 2011 total return to stockholders of 7.3%.  A one-year, three-year and five-year return to stockholders at the 39th, 67th and 92nd percentile, respectively, compared to our geography peer group and at the 55th, 44th and 94th percentile, respectively, compared to our size peer group.

Following its review of our 2011 performance, the Compensation Committee confirmed that under each performance metric we performed at an “excellent” level, except for the Acquisitions metric, where we performed at an “outstanding” level, and except for the Stockholder Returns metric, where we performed at a “good” level.  Based on this review of our performance for 2011, the Compensation Committee determined to award annual cash bonuses and equity incentives in excess of the targeted base salary multiples established as guidelines for bonus and equity award determinations, as set forth in the table below.

Named Executive		Percent Increase in Base Salary Multiple (Actual over Target)
Officer	Title	Cash Bonus	Equity

Thomas A. Lewis	Chief Executive Officer	36%	35%
Gary M. Malino	President, Chief Operating Officer	26%	25%
John P. Case	Chief Investment Officer	35%	58%
Paul M. Meurer	Chief Financial Officer and Treasurer	20%	23%
Michael R. Pfeiffer	General Counsel and Secretary	20%	23%

This “at risk” compensation that is determined based on our performance represented 77.5% of total direct compensation of our chief executive officer and 69.6% of total direct compensation of our other named executive officers during 2011.

Market Competitiveness.  The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews our executive compensation program to ensure that it provides competitive pay opportunities.  We believe it is important to provide aggregate total direct compensation to our Named Executive Officers as a group that is competitive within a range of the median of our peer group. We paid aggregate total direct compensation in 2011 (2010 bonus, 2011 salary and 2011 equity grants) for our Named Executive Officers at 107% of the median of our peer groups.  In 2011, we revised our objective regarding our competitive position for aggregate total direct compensation for our Named Executive officers, from targeting approximately 90% to 110% of our peer group median to targeting 70% to 130% of our peer group median, to encourage stronger performance and to more accurately reflect actual performance.

Best Practices.  We are mindful of the concerns of our stockholders and of proxy advisory groups regarding executive compensation pay practices. We strive to implement best compensation and governance practices.  Highlights include:

•     We do not provide any tax gross up payments;

•     We limit our severance payments to a maximum of 18 months of salary plus bonus;

•     We do not provide perquisites;

•     We do not provide any retirement benefits, other than the opportunity to participate in a 401(k) plan;

•     The Compensation Committee employs the services of an independent compensation consultant, who assists the committee in its review of the market competitiveness of our compensation and apprises the committee of market trends; and

•     The Compensation Committee carefully considers the risks associated with all of our compensation programs.

At our 2011 Annual Meeting of Stockholders, a plurality of our stockholders approved, on an advisory basis, our holding an annual say on pay vote.  Although our Board of Directors had recommended holding a say on pay vote every three years and the stockholder vote was advisory and non-binding on us, our Board of Directors determined to hold an annual say on pay vote until the next required vote to decide the frequency of future say on pay votes.  In doing so, our Board of Directors sought to be responsive to our stockholders and continue its commitment to strong corporate governance.

Impact of 2011 “Say on Pay” Advisory Vote.  We provided our stockholders an advisory “say on pay” vote on the compensation of our Named Executive Officers in 2011. At our 2011 Annual Meeting of Stockholders, our stockholders expressed substantial support for the compensation of our Named Executive Officers, with approximately 96% of the votes cast for approval of the advisory say on pay vote.  Following our 2011 Annual Meeting of Stockholders, our Compensation Committee evaluated the results of the 2011 advisory say on pay vote. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our financial and operational objectives, evaluations of our programs by an external consultant, and review of data of a comparator group of peers, each of which is evaluated in the context of the Compensation Committee’s responsibility to act in the Company’s and our stockholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2011 advisory say on pay vote.

Overview of Compensation Philosophy

The Compensation Committee’s philosophy is that executive compensation should reflect the value created for our stockholders, while supporting our business strategies, long-range plans, the markets we serve, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. To this end, our compensation programs:

•            Stress financial and operational achievements;

•            Strengthen the relationship between pay and performance by providing annual cash bonuses and equity awards that are determined after consideration of the level of our success, particularly in certain identified areas of performance;

•            Are designed to reward executive officers for long-term strategic management of our performance and the enhancement of stockholder value by providing equity awards that align the financial interests of the executive officers with those of our stockholders; and

•            Are competitive with companies in the real estate investment trust (REIT) industry with which we compete for executive talent and are designed to retain key members of management.

To achieve our goals, the Compensation Committee offers executive officers a compensation package that is primarily comprised of the elements described in the table below.  We believe that each of these elements and their combination are necessary to support our overall compensation objectives.

Element	Objective Served
Base Salary	Provides a degree of financial certainty and security, rewards performance of core job duties, and recognizes individual achievements, contributions and tenure.
Annual Cash Incentive Bonus

Recognizes and rewards financial, operational, market and strategic short term achievements.  Determined by Compensation Committee in its discretion, after year end, based on its review of a number of performance areas.

Equity Based Long Term Incentive Awards – Restricted Stock	Supports our long term performance and strengthens the mutuality of interests between our executive officers and our stockholders.
Severance and Change in Control Payments and Benefits	Promotes executive recruitment and retention. Ensures best efforts for the benefit of our stockholders in the event of an actual or threatened change of control.

Guidelines.  As part of its review of our compensation programs that occurred in late 2010 and early 2011, the Compensation Committee determined that our compensation program for our Named Executive Officers should be guided by the following:

•                  Target aggregate total direct compensation (salary, bonus and equity) for our top five executive officers as a group to approximate 90% to 110% of our peer group median (calculated by taking the average of both peer group statistics);

•                 Employ companywide metrics for consideration by the Compensation Committee in granting cash bonuses and long term incentive awards;

•                  Employ targeted multiples of salary for determination of cash bonuses and equity award values when performance approximates targeted (or good) performance and pay in excess of these multiples for excellent or outstanding performance;

•                  As a market check, have the aggregate of cash bonuses and long-term incentive awards for our Named Executive Officers as a group range between the twenty-fifth percentile and the seventy-fifth percentile of our peer group, depending upon our performance;

•                  Base individual salaries on their position, responsibilities, tenure, long-term success in their position and peer compensation; and

•                  The Compensation Committee to retain discretion in all compensation matters.

The Compensation Committee revisited and generally reaffirmed these guidelines in the fall of 2011, which influenced the decisions to increase 2012 base salaries, grant restricted stock awards in January 2012 for 2011 performance, grant bonuses in 2012 for 2011 performance, and establish parameters for awarding bonuses and equity to be implemented for 2012, as discussed below.

In November 2011, the Compensation Committee’s independent consultant provided the Compensation Committee with information on total remuneration for our peer group, which covered the 2010 performance year.  The total remuneration for the Named Executive Officers as a group for our 2010 performance was approximately 107% of the peer group median, which was in line with the objectives set by the Compensation Committee, especially considering the strong performance for the year.

After reviewing the overall compensation objectives described above, in December 2011, the Compensation Committee revisited the narrow target range of 90% to 110% of our peer group median established for aggregate total direct compensation for our Named Executive Officers.  In an effort to provide itself with greater latitude to reward our Named Executive Officers for an exceptional year, or to reduce compensation in a lower performing year, the Compensation Committee revised the target range for aggregate total direct compensation to 70% to 130% of our peer group median.

Compensation Decision Process

Compensation Consultant

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, or FPL, a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions. In addition, the consultant performs special executive compensation projects and consulting services from time to time, as directed by the Compensation Committee. In 2011, as in the prior year, the Compensation Committee continued to review its program designs and guidelines, and conducted its annual review of the competitiveness of its compensation program and the market practices of our peer groups. The consulting services provided by FPL in connection with these reviews included:

•                  Evaluating the current compensation program in place for the Named Executive Officers and structuring a compensation program that meets the objectives outlined by the Compensation Committee;

•                  Benchmarking the compensation for the Named Executive Officers against appropriate peer groups;

•                  Identifying the appropriate mix between compensation components, including base salary, annual incentives, long-term incentive compensation and total remuneration;

•                  Discussing market-based incentive programs, including performance metrics and targets, within the peer group companies, and providing guidance and recommendations for design modifications to program elements; and

•                  Reviewing an overview of industry trends as it relates to human capital across the entire real estate industry.

FPL reports to the chairman of the Compensation Committee and the other committee members and works with management as directed by the Compensation Committee.  The Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

Peer Group Data

The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. From November 2011 through January 2012, the Compensation Committee reviewed peer group data to assist in its determination regarding bonuses and equity awards to be earned for 2011 performance, as well as any salary increases for 2012. A similar process was conducted at the end of 2010 for the salaries established for 2011 and for the equity awards granted on January 7, 2011.  The

Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance. This approach enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for the future.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. During November and December 2011, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by our consultant and used by the Compensation Committee are all public real estate companies and are divided into two groups based on size and geography, consistent with prior years, as listed below:

•            Size-Based Peer Group.  This peer group consists of 15 public real estate companies that focus on a variety of asset classes and are similar in size to us in terms of total capitalization (common and preferred stock, convertible partnership units and balance sheet long term debt).  This peer group has total capitalization ranging from approximately $3.2 billion to $11.2 billion.  Companies were selected so that our total capitalization approximates the median.

•            Geographic-Based Peer Group.  This peer group consists of 10 public real estate companies, each with corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes and has total capitalization ranging from approximately $1.1 billion to $23.2 billion.

Size-Based Peer Group	Geographic-Based Peer Group
BioMed Realty Trust, Inc.	Alexandria Real Estate Equities, Inc.
Corporate Office Properties Trust	BioMed Realty Trust, Inc.
Digital Realty Trust, Inc.	BRE Properties, Inc.
Entertainment Properties Trust	Digital Realty Trust, Inc.
Essex Property Trust, Inc.	Douglas Emmett, Inc.
Federal Realty Investment Trust	Essex Property Trust, Inc.
Home Properties, Inc.	HCP, Inc.
Lexington Realty Trust	Mission West Properties, Inc.
Liberty Property Trust	PS Business Parks, Inc.
Macerich Company	Sunstone Hotel Investors, Inc.
National Retail Properties, Inc.
Regency Centers Corporation
Taubman Centers, Inc.
UDR, Inc.
Weingarten Realty Investors

The peer groups listed above differ slightly from the peer groups we used in 2010.  In November 2011, the Compensation Committee decided to add two companies (Macerich Company and Regency Centers Corporation) to, and remove four companies (Equity One, Inc.; Health Care REIT, Inc.; Mid-America Apartment Communities, Inc.; and Nationwide Health Properties, Inc.) from, the size-based peer group due to variability in company size and a merger (Ventas REIT Inc. acquired Nationwide Health Properties, Inc.). The geographic-based peer group was updated to remove Nationwide Health Properties as a result of the aforementioned merger.  The reconstitution of the size-based peer group was intended to maintain our criteria of having our total capitalization approximate the median of the peer group.

As part of its November 2011 review, FPL provided compensation information for an additional group of peers referred to as the “Supplemental Peer Group,” comprised of four net-lease operated companies comprised of Entertainment Properties Trust, Getty Realty Corporation, Lexington Realty Trust and National Retail Properties, Inc., for review by the Compensation Committee.  The purpose of the Supplemental Peer Group is to provide additional context for our compensation review, in that these four companies represent other real estate investment trusts with equity-based net-leased structures; however, it is not intended to be a primary comparator group.  FPL has utilized the Supplemental Peer Group as a comparator group in prior years, excluding 2010.

Management Involvement

In setting compensation for our executive officers, the Compensation Committee solicits appropriate input from our chief executive officer and our president, chief operating officer, concerning each of our other executive officers. In addition, from time to time, the Compensation Committee will direct management to work with its consultant in providing proposals, program design, and compensation recommendations.  Each year our chief executive officer provides the Compensation Committee with a report regarding our performance for the past fiscal year under various performance metrics and discusses his assessment of individual performance, as requested.  In addition, at the request of the Compensation Committee, our chief executive officer makes recommendations regarding salary, bonus and equity awards for each executive officer other than himself.  The Compensation Committee considers these recommendations and other factors as discussed below in making the final determinations.

Elements of Compensation

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and responsibilities, recognize their tenure and are used to attract and retain highly qualified individuals. The Compensation Committee annually reviews and determines the base salaries of our executive officers at the commencement of each year. Base salaries are also evaluated at the time of a promotion or other significant change in responsibilities. Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay of the executive officer relative to other similarly situated executive officers at our peer companies.

In order to achieve greater parity in base salaries among our Named Executive Officers and based on the recommendation of our Chief Executive Officer, the Compensation Committee determined to increase the base salaries paid to Messrs. Pfeiffer and Case effective January 1, 2011, as set forth in the table below.

In connection with its review of fiscal 2011 performance and setting of compensation in January 2012, the Compensation Committee determined to increase the base salaries paid to Messrs. Lewis and Case commencing on January 1, 2012. The Compensation Committee felt that increases were warranted for Messrs. Lewis and Case based on a review of the comparison salary information provided by FPL for similarly situated positions and because of individual contributions related to the achievement of record 2011 acquisition levels. The market data reviewed for Messrs. Malino, Meurer and Pfeiffer showed that their compensations did not warrant an increase at this time.

Named Executive Officer	Title	2010 Salary	2011 Salary	2012 Salary

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	$ 550,000	$ 550,000	$ 650,000
Gary M. Malino	President, Chief Operating Officer	400,000	400,000	400,000
John P. Case	Executive Vice President, Chief Investment Officer	300,000	325,000	350,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	325,000	325,000	325,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	300,000	325,000	325,000

Performance Metrics

At the end of each year, our chief executive officer provides the Compensation Committee with a report regarding our performance for the year and an evaluation based on a scale of “poor,” “average,” “good”, “excellent” and “outstanding.” The Compensation Committee evaluates our actual performance under these metrics and considers this evaluation in determining the executive officer’s annual cash bonuses and equity awards.

In early 2011, the Compensation Committee established certain general performance metrics and weightings to provide a more formal structure to guide management in its performance and to guide the Compensation Committee in its determinations.  The Compensation Committee did not establish any specified targets, goals or objectives within these metrics and based its determinations on its year-end assessment of our absolute and relative performance under these metrics, and the challenges faced by us.  The 2011 guideline performance metrics, their weightings and the Compensation Committee’s ultimate assessment at the end of 2011 based on 2011 performance are as follows:

Performance Metric	Weighting	Assessment
STOCKHOLDER RETURNS • Dividend increases • Dividend growth • Stock Price Performance • Total Return (Most Recent Year) • Total Return Relative to its Peers (1, 3 & 5-Year)	30.0%	Good
BALANCE SHEET • Debt to Equity Market Capitalization • Debt to EBITDA • Interest Coverage Ratio • Fixed Charge Coverage Ratio • Relative Comparison to Peers of Above Metrics	25.0%	Excellent
FUNDS FROM OPERATIONS • FFO per Share Growth Absolute (1, 3 & 5-Year) • FFO per Share Growth Relative to its Peers (1, 3 & 5-Year)	20.0%	Excellent
PORTFOLIO MANAGEMENT • Portfolio Occupancy • Same Store Rent Growth	15.0%	Excellent
ACQUISITIONS • Acquisitions Levels and Yields	10.0%	Outstanding

The primary factors considered by the Compensation Committee in assessing 2011 company performance and establishing 2011 bonuses and 2012 equity awards were as follows:

•                  Common Stockholder Returns – “Good Performance”

o                 We paid twelve regular monthly dividends during 2011 in the aggregate amount of $1.736625 per share. The dividend was increased four times, which equated to a 0.9% increase over 2010.

o                 Based on an opening stock price for the year of $34.20 and dividends of $1.736625 per share, our stockholders received a yield of 5.1% during 2011.

o                 The 2011 total return to stockholders was 7.3% based on a share price increase of $0.76 and dividends of $1.736625 per share.  As of December 31, 2011, our total one-year, three-year and five-year return to stockholders was at the 39th, 67th and 92nd percentile, respectively, compared to the geography peer group and at the 55th, 44th and 94th percentile, respectively, compared to the size peer group.  While our ranking among our peers was considered strong, the Compensation Committee believed it important to strive for a better relative and absolute total return to stockholders.

•                  Balance Sheet –  “Excellent Performance”

o                 At December 31, 2011, our total outstanding borrowings were comprised of $1.75 billion of senior unsecured notes, $237.4 million of outstanding borrowings on our revolving credit facility and $67.8 million of mortgages payable, for total debt of $2.06 billion, or approximately 29.1% of our total market capitalization of $7.06 billion.

o                 For 2011, our debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio was 5.4 times, our debt to equity ratio was 0.91 times, our interest coverage ratio was 3.5 times and our fixed charge coverage ratio was 2.9 times.

o                 As of December 31, 2011: (i) our debt to equity ratio was at the 48th percentile compared to the geography peer group and at the 20th percentile compared to the size peer group; and (ii) our interest coverage ratio was at the 75th percentile compared to the geography peer group and above the 100th percentile compared to the size peer group.

•                  Funds From Operations – “Excellent Performance”

o                 FFO increased by $55.5 million, or 28.6%, to $249.4 million in 2011 from 2010.  This increase was due to increases in revenue, primarily due to our $1.02 billion investment in new properties and properties under development during 2011, partially offset by increases in interest expense, and increases in general and administrative expenses, primarily because of increases in employee costs and higher acquisition transaction costs.

o                 On a diluted per share basis, 2011 FFO increased 8.2% to $1.98 as compared to $1.83 in 2010. As of December 31, 2011, our one-year, three-year and five-year FFO per share growth was at the 45th, 67th and 83rd percentile, respectively, compared to the geography peer group and at the 56th, 60th and 83rd percentile, respectively, compared to the size peer group.

•                  Portfolio Management – “Excellent Performance”

o                 2011 was marked by an increase in the number of properties experiencing lease expiration, in accordance with their terms, and the properties returned to us being among our toughest properties to re-lease.  Nonetheless, during these difficult economic times, we averaged over one property sold or leased to a new tenant per week.  Occupancy at December 31, 2011 was 96.7% or 87 properties available for lease versus 96.6% or 84 properties available for lease at December 31, 2010. For 2011, we sold 21 vacant properties and leased 37 vacant properties to new tenants. In addition, during 2011, we renewed 73 leases to existing tenants, experienced 39 lease expirations that were not renewed and had 22 lease defaults.

o                 During 2011, same store rents on 2,116 properties under lease increased by $4.3 million, or 1.3%, as compared to 2010, which was particularly meaningful improvement given the general economy and rent reductions due to tenant defaults.

•                  Acquisitions – “Outstanding Performance”

o                 The level of our acquisitions for 2011 was $1.02 billion versus $713.5 million in 2010, the highest in our company history. The new properties are located in 26 states and are 100% leased with an initial average lease term of 13.4 years and an initial average lease yield of 7.8%.

o                 The cap rates or yields in 2011 averaged 7.8% as compared to 7.9% in 2010, which was a function of market conditions and improved credit quality.

Annual Cash Bonuses

Annual cash bonuses are designed to supplement the pay of our executive officers (and other key management personnel) so that their total compensation is competitive and properly rewards the executive officers for their efforts in achieving our objectives. For 2011, the Compensation Committee established targeted cash bonus payments, expressed as a percentage of base salary, to guide it in its determinations regarding the amount of bonus to be paid to each executive officer. The Compensation Committee, in its discretion, may pay higher or lower than these targeted bonus amounts based on company performance, the status of our industry, market conditions, individual performance, peer group practices and such other factors as it deems relevant.

Based on our performance, as discussed above, our chief executive officer made recommendations to the Compensation Committee regarding the amount of cash bonus to be paid to the executive officers, other than himself.  The Compensation Committee reviewed our performance, the targeted base salary multiple above, the recommendations of our chief executive officer, past bonus payments and the market data in determining the final bonus payment for each executive officer.

The guideline percentages for 2011, which are the same percentages to be utilized in 2012, and the actual percentages paid for 2011, are as follows:

Named Executive Officer	Title	Targeted Base Salary Multiple	Targeted Cash Bonus	Actual Base Salary Multiple	Actual 2011 Bonus(1)	Percent Increase - Actual over Target Salary Multiple

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	2.00x	$1,100,000	2.71x	$1,490,000	36%
Gary M. Malino	President, Chief Operating Officer	1.25x	500,000	1.58x	630,000	26%
John P. Case	Executive Vice President, Chief Investment Officer	1.00x	325,000	1.35x	440,000	35%
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	1.00x	325,000	1.20x	390,000	20%
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	1.00x	325,000	1.20x	390,000	20%

(1)      The bonuses shown for 2011 were paid in January 2012 to each of the Named Executive Officers based on 2011 performance.

Equity Based Long-Term Incentive Awards

The Compensation Committee grants restricted stock awards on an annual basis, generally in January, in recognition of individual executive and company performance for the prior fiscal year.  The restricted stock awards are designed to increase executive officers’ common stock ownership, motivate our executive officers to improve long-term common stock dividend performance, encourage long-term dedication and operate as a retention mechanism for key members of our management.

The determination of the amount of restricted stock awards granted each January is based on how we performed under our performance metrics and taking into consideration market data for the just completed fiscal year.  The Compensation Committee considers these awards as earned based on our performance for the prior year.  SEC disclosure rules require that the restricted stock awards shown in the Grants of Plan Based Award table for 2011 reflect those shares granted in the most recently completed fiscal year which, in our case, is January 2011 (though reflective of the 2010 performance year).  As such, to provide a more complete and relevant disclosure of compensation for the 2011 performance year, we have provided supplemental information in the footnotes to the table regarding restricted stock earned based on 2011 performance and granted in 2012 as discussed below.

As part of its process of implementing its objectives to target aggregate total direct compensation at or around the median of our peer groups, and to increase the percentage of compensation that is variable, at risk and tied to the interests of our stockholders, for 2011 the Compensation Committee determined a targeted base salary multiple for the restricted stock awards to be granted to each executive officer based on the executive officer’s base salary. Actual awards depend on our performance in accordance with the performance metrics reviewed by the Compensation Committee at the close of each year and such other factors as the Compensation Committee determines are relevant. The targeted base salary multiples for the grants made for our 2011 performance to our Named Executive Officers are set forth in the table below, along with the actual base salary multiple granted to such officers in early 2012.  The Compensation Committee may, in its discretion, choose to grant shares either below or above this multiple. These guidelines remain the same for 2012 performance.

Named Executive Officer	Title	Targeted Base Salary Multiple (2011 and 2012)	Targeted Equity Award(1)	Actual Base Salary Multiple(2)	2012 Award for 2011 Performance(3)	Percent Increase - Actual over Target Salary Multiple

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	3.00x	47,798	4.05x	64,600	35%
Gary M. Malino	President, Chief Operating Officer	2.00x	23,174	2.50x	28,969	25%
John P. Case	Executive Vice President, Chief Investment Officer	1.75x	16,475	2.77x	26,072	58%
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	1.75x	16,475	2.15x	20,278	23%
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	1.75x	16,475	2.15x	20,278	23%

(1)

The targeted equity award represents the value calculated by multiplying the base salary paid to the respective executive officer in 2011 by the targeted base salary multiple, and then dividing by the closing price of our common stock on January 4, 2012.

(2)

The actual base salary multiple represents the value of the January 4, 2012 award of restricted stock, calculated by multiplying the number of shares awarded times the closing price of our common stock on such date, as a percentage of the base salary paid to the respective executive officer in 2011.

(3)	The grants of restricted stock on January 4, 2012 represent the awards to each of the Named Executive Officers based on 2011 performance.

The value of the equity based long-term incentive awards delivered to our Named Executive Officers in 2012 based on 2011 performance had substantially the same values as the awards granted in 2011 based on 2010 performance, with the exception of Messrs. Lewis and Case.  The Compensation Committee increased the value of Messrs. Lewis and Case’s equity awards granted with respect to 2011 performance to reflect their respective leadership roles in the company’s financial successes during the fiscal year, particularly with respect to our high level of acquisition activity.

Analysis of Actual 2011 Annual Cash Bonuses and Equity Based Long-Term Incentive Awards

The Compensation Committee approved cash bonuses and equity based long-term incentive awards in January 2012 for the 2011 year.  Bonuses and grants of restricted stock awarded for the 2011 year exceeded targeted amounts in order to appropriately reward our Named Executive Officers for our strong financial performance under each of our performance metrics, including, in particular, our outstanding level of acquisitions.  In addition, the higher cash bonus amounts provided greater parity among the Named Executive Officers and reflects the relative contributions to the success of our business operations by the various positions within management. With respect to Mr. Case, the substantial increase over his targeted base salary multiple for his equity based long-term incentive award, and bonus, was intended to appropriately reward his role in 2011 in helping us to achieve the highest annual level of acquisitions (in dollar amount) in our company history.

Perquisites and Other Benefits

We provide medical and other benefits to our Named Executive Officers that are similar to those benefits offered to our full-time employees, including employer matching contributions to their 401(k) savings accounts and coverage under a health and disability insurance program.

When the Compensation Committee believes that it is necessary to successfully compete for executive talent, we will occasionally supply perquisites to a Named Executive Officer.  The Compensation Committee reviews such perquisites and other benefits provided to our executive officers as part of its overall review of executive compensation. In 2011, the Named Executive Officers did not receive any perquisites.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our Named Executive Officers, and other executive officers, which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or following a change of control of us.  We do not provide any tax gross-up payments.

In general, the employment agreements provide that in the event of a change in control and a qualifying termination within 12 months after the change in control, we will provide severance equal to 18 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 18 months following termination.  In the event a qualifying termination occurs prior to or later than 12 months following a change of control, the benefits equal 12 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 12 months following termination.  In addition, upon a change of control the vesting of all unvested shares of restricted stock accelerates.

The Compensation Committee believes these benefit levels are reasonable.  The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation. The agreements were designed to help attract and retain key employees, preserve employee morale and productivity and promote continuity of management in the event of an actual or threatened change in the control of us.  These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on his/her own job security.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than the chief financial officer. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee considers whether to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that our incentive bonuses and stock-related awards for 2011 were determined by taking into consideration certain financial and strategic goals, the Compensation Committee did not apply these factors on a strict formulaic basis. As a result, our incentive bonuses and stock-related awards granted or earned in 2011 did not satisfy the “performance based” compensation requirements of Section 162(m).  As a result, compensation of $4.9 million, in aggregate, was not deductible from a tax perspective for 2011.  We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of this deduction did not affect the amount of Federal income tax payable by the Company for its 2011 taxable year. However, the loss of this deduction increased the portion of the Company’s 2011 distributions that were taxed as dividends to its stockholders and reduced the portion of such distributions treated as a return of capital. The Compensation Committee will continue to evaluate the advisability of providing performance–based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2012 Annual Meeting of stockholders and in Realty Income’s 2011 Annual Report on Form 10-K.

Submitted on March 12, 2012 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
Michael D. McKee
Gregory T. McLaughlin, Chairman

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.  A. Larry Chapman has been a member of the Compensation Committee since his appointment to the Board of Directors on February 21, 2012, but did not participate in any of the activities covered by this Compensation Committee Report.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers, or collectively, the Named Executive Officers, for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	All Other Compensation(5)	Total
Thomas A. Lewis	2011	$ 550,000	$ 1,490,000	$ 1,974,504	$ 456,760	$ 4,471,264
Vice Chairman of the Board	2010	550,000	1,200,000	1,327,000	470,804	3,547,804
and Chief Executive Officer	2009	350,000	1,015,000	463,000	484,335	2,312,335

Gary M. Malino	2011	400,000	630,000	988,604	263,737	2,282,341
President and	2010	400,000	550,000	796,200	275,131	2,021,331
Chief Operating Officer	2009	325,000	480,000	520,875	280,012	1,605,887

John P. Case(6)	2011	325,000	440,000	692,023	153,790	1,610,813
Executive Vice President,	2010	205,769	375,000	2,517,750	306,615	3,405,134
Chief Investment Officer

Paul M. Meurer	2011	325,000	390,000	692,023	190,803	1,597,826
Executive Vice President,	2010	325,000	375,000	530,800	191,760	1,422,560
Chief Financial Officer and	2009	300,000	335,000	289,375	189,983	1,114,358
Treasurer

Michael R. Pfeiffer	2011	325,000	390,000	692,023	165,251	1,572,274
Executive Vice President,	2010	300,000	375,000	530,800	156,853	1,362,653
General Counsel and	2009	275,000	285,000	289,375	175,232	1,024,607
Secretary

(1)	The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.
(2)	The bonuses shown for 2011 were paid in January 2012, the bonuses shown for 2010 were paid in January 2011 and the bonuses shown for 2009 were paid in January 2010.
(3)

Represents the grant date fair value of restricted stock grants, which is calculated by multiplying the applicable shares by the closing market price of our common stock on January 7, 2011, of $33.81, as prescribed by Accounting Standards Codification Topic 718.

(4)

The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented above. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on January 4, 2012, which represents the award to each of the Named Executive Officers based on their 2011 performance. See footnote 1 to the “Grants of Plan-Based Awards Table.”

(5)

The following table sets forth distributions paid on restricted stock, which were paid to all of our stockholders entitled to receive distributions, matching contributions by us to the Named Executive Officer’s 401(k) savings account and the cost of term life premiums paid by us in 2011.  In addition to the amount disclosed below and pursuant to a domestic relations order, Mr. Pfeiffer’s ex-wife received $20,176 of distributions paid on 11,618 shares of restricted stock held by Mr. Pfeiffer to which his ex-wife is entitled:

Name	Distributions Paid on Restricted Stock	401(k) Matching Contributions	Group Term Life Insurance Payments

Thomas A. Lewis	$ 446,572	$ 7,350	$ 2,838

Gary M. Malino	254,869	7,350	1,518

John P. Case	145,450	7,350	990

Paul M. Meurer	182,463	7,350	990

Michael R. Pfeiffer	156,383	7,350	1,518

(6)	Mr. Case’s employment with us began on April 26, 2010. The amount shown for 2010 in the table above represents the pro-rated portion of his base salary of $300,000, as actually paid to him in 2010.

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the Named Executive Officers during the 2011 fiscal year.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(1)(2)(3)

Thomas A. Lewis	1/7/11	58,400	$ 1,974,504
Gary M. Malino	1/7/11	29,240	988,604
John P. Case	1/7/11	20,468	692,023
Paul M. Meurer	1/7/11	20,468	692,023
Michael R. Pfeiffer	1/7/11	20,468	692,023

(1)

The stock awards shown in the table above reflect the grants of restricted stock during the 2011 fiscal year based on 2010 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on January 4, 2012, which represent the awards to each of the Named Executive Officers based on their 2011 performance. The grant date fair value in the following chart has been calculated by multiplying the closing market price of our common stock at January 4, 2012 of $34.52, by the number of restricted stock awarded in 2012 for 2011 performance, as prescribed under Accounting Standards Codification Topic 718:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards

Thomas A. Lewis	1/4/12	64,600	$2,229,992
Gary M. Malino	1/4/12	28,969	1,000,010
John P. Case	1/4/12	26,072	900,005
Paul M. Meurer	1/4/12	20,278	699,997
Michael R. Pfeiffer	1/4/12	20,278	699,997

(2)

The grant date fair value has been calculated by multiplying the closing market price of our common stock at January 7, 2011 of $33.81 by the number of restricted stock awarded, as prescribed under Accounting Standards Codification Topic 718.

(3)

The Compensation Committee awards grants of restricted stock awards in accordance with the provisions of our 2003 Incentive Award Plan, as amended. The vesting schedule is as follows: (i) for employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date; (ii) for employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date; (iii) for employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date; (iv) for employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date; (v) for employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and (vi) for employees age 60 and above at the grant date, shares vest immediately on the grant date. Restricted stock is eligible to receive distributions from the date of grant.

Outstanding Equity Awards Table as of December 31, 2011

The following table sets forth summary information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2011. None of the Named Executive Officers held any exercisable or unexercisable options as of December 31, 2011.

	Stock Awards(8)
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Yet Vested(2)

Thomas A. Lewis(3)	262,000	$ 9,159,520
Gary M. Malino(4)	149,190	5,215,682
John P. Case(5)	80,468	2,813,161
Paul M. Meurer(6)	106,768	3,732,609
Michael R. Pfeiffer(7)	103,368	3,613,745

(1)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 through January 7, 2011 to the Named Executive Officers and that were unvested at December 31, 2011.

(2)	Market value has been calculated by multiplying the closing market price of our common stock at December 30, 2011 of $34.96 by the outstanding restricted stock awards for each Named Executive Officer.
(3)

The restricted stock awards for Mr. Lewis vest according to the following schedule: 83,766 shares vest on 1/1/12, 77,767 shares vest on 1/1/13, 62,467 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(4)

The restricted stock awards for Mr. Malino vest according to the following schedule: 41,548 shares vest on 1/1/12, 39,148 shares vest on 1/1/13, 30,148 shares vest on 1/1/14, 22,648 shares vest on 1/1/15, 12,148 shares vest on 1/1/16 and 3,550 shares vest on 1/1/17.

(5)

The restricted stock awards for Mr. Case vest according to the following schedule: 15,000 shares vest on each of: 4/26/12, 4/26/13, 4/26/14 and 4/26/15, 4,093 shares vest on 1/1/12, 4,094 shares vest on 1/1/13, 4,093 shares vest on 1/1/14 and 4,094 shares vest on each of 1/1/15 and 1/1/16.

(6)

The restricted stock awards for Mr. Meurer vest according to the following schedule: 25,993 shares vest on 1/1/12, 23,994 shares vest on 1/1/13, 22,093 shares vest on 1/1/14, 17,594 shares vest on 1/1/15, 10,594 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(7)

The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 23,293 shares vest on 1/1/12, 23,294 shares vest on 1/1/13, 22,093 shares vest on 1/1/14, 17,594 shares vest on 1/1/15, 10,594 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18. Pursuant to a domestic relations order, Mr. Pfeiffer’s ex-wife is entitled to 11,618 shares of his 103,368 restricted stock awards.

(8)

The outstanding stock awards information is as of December 31, 2011 and does not include the awards granted to the Named Executive Officers as of January 4, 2012 based on their performance for the 2011 fiscal year. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the outstanding stock award information as of January 4, 2012:

Name	Number of Shares or Units of Stock That Have Not Vested as of January 4, 2012(a)	Market Value of Shares or Units of Stock That Have Not Yet Vested as of January 4, 2012(b)

Thomas A. Lewis(c)	242,834	$ 8,382,630
Gary M. Malino(d)	136,611	4,715,812
John P. Case(e)	102,447	3,536,470
Paul M. Meurer(f)	101,053	3,488,350
Michael R. Pfeiffer(g)	100,353	3,464,186

(a)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 through January 4, 2012 to the Named Executive Officers and that were unvested at January 4, 2012. None of the Named Executive Officers held any options at January 4, 2012.

(b)	Market value has been calculated by multiplying the closing market price of our common stock at January 4, 2012 of $34.52 by the outstanding restricted stock awards for each Named Executive Officer.
(c)

The restricted stock awards for Mr. Lewis vest according to the following schedule: 110,067 shares vest on 1/1/13, 94,767 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(d)

The restricted stock awards for Mr. Malino vest according to the following schedule: 44,941 shares vest on 1/1/13, 35,942 shares vest on 1/1/14, 28,442 shares vest on 1/1/15, 17,942 shares vest on 1/1/16 and 9,344 shares vest on 1/1/17.

(e)

The restricted stock awards for Mr. Case vest according to the following schedule: 15,000 shares vest on each of: 4/26/12, 4/26/13, 4/26/14 and 4/26/15, 9,308 shares vest on 1/1/13, 9,307 shares vest on 1/1/14, 9,309 shares vest on 1/1/15, 9,308 shares vest on 1/1/16 and 5,215 shares vest on 1/1/17.

(f)

The restricted stock awards for Mr. Meurer vest according to the following schedule: 28,049 shares vest on 1/1/13, 26,149 shares vest on 1/1/14, 21,649 shares vest on 1/1/15, 14,650 shares vest on 1/1/16, 8,556 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(g)

The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 27,349 shares vest on 1/1/13, 26,149 shares vest on 1/1/14, 21,649 shares vest on 1/1/15, 14,650 shares vest on 1/1/16, 8,556 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18. Pursuant to a domestic relations order, Mr. Pfeiffer’s ex-wife is entitled to 8,138 shares of his 100,353 restricted stock awards.

Stock Vested During 2011 Table

The following table sets forth summary information concerning the vesting of stock awards for each of the Named Executive Officers during the year ended December 31, 2011. During the year ended December 31, 2011, none of the Named Executive Officers held or exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)(2)	Value Realized on Vesting(3)

Thomas A. Lewis	68,100	$2,329,020
Gary M. Malino	37,200	1,272,240
John P. Case	15,000	535,950
Paul M. Meurer	21,900	748,980
Michael R. Pfeiffer	19,200	656,640

(1)

For Messrs. Lewis, Malino, Meurer and Pfeiffer, the amounts in this column represent the portion of the stock awards that vested on January 1, 2011. For Mr. Case, the amounts in this column represent the portion of his stock awards that vested on April 26, 2011.

(2)

The number of shares acquired on vesting includes the following number of shares that each applicable Named Executive Officer elected to withhold to pay his federal and state income taxes: 24,979 shares for Mr. Lewis, 8,032 shares for Mr. Meurer, 7,042 shares for Mr. Pfeiffer and 5,502 shares for Mr Case. Pursuant to a domestic relations order, a portion of Mr. Pfeiffer’s shares that vested on January 1, 2011 were subsequently transferred to Mr. Pfeiffer’s ex-wife.

(3)

For Messrs. Lewis, Malino, Meurer and Pfeiffer, this column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on December 31, 2010 (i.e. the business day immediately preceding the January 1, 2011 vesting date) of $34.20, by the number of shares that vested. For Mr. Case, this column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on April 26, 2011 of $35.73, by the number of shares that vested. Of the 19,200 shares acquired on vesting by Mr. Pfeiffer, 2,645 shares were transferred to his ex-wife pursuant to a domestic relations order.

No Pension Benefits or Nonqualified Deferred Compensation

We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in our best interest.

Potential Payments upon Termination or Change in Control

Each of the Named Executive Officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provide that the employees will be entitled to receive severance payments upon termination by us without cause or termination resulting from a change in control of us within 12 months prior to, or 12 months after a change in control.

Termination by Us Without Cause. For termination by us without cause, each of our Named Executive Officers is entitled to receive the following:

•            a severance payment equal to twelve months’ base salary;

•            an amount equal to the average of the last three years’ cash bonus paid;

•            payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled prorated through the date of termination; and

•            continuation of group medical insurance coverage at our expense for a period of twelve months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

Termination by Us Following a Change in Control. In the event of a qualifying termination within twelve months after a change in control of us, each of our Named Executive Officers is entitled to receive the following:

•            a severance payment equal to eighteen months’ base salary;

•            an amount equal to the average of the last three years’ cash bonuses paid;

•            payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled, prorated through the date of termination; and

•            continuation of group medical insurance coverage at our expense for a period of eighteen months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

In addition, in the event of a change in control of us, all stock options and restricted stock awards will automatically vest and any stock options will become exercisable.

Termination for Death or Disability. In the event that the executive officer dies or is physically or mentally unable to perform his or her duties, the executive officer is entitled to receive his accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability. If the executive officer dies, pursuant to the terms of the employment agreement, he or she is entitled to life insurance benefits under our group life insurance program. Upon termination of employment as a result of death or disability, the executive officer will forfeit any restricted stock awards (with the exception of 60,000 shares of unvested restricted stock held by Mr. Case, which will immediately vest upon death or disability, as defined in his employment agreement).

Termination For Cause. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation pay as of the date of such termination.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time upon two weeks notice to us, which will not result in any severance payments other than the payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled prorated through the date of termination.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Definitions. A termination for cause shall mean a discharge resulting from (a) theft, dishonesty or falsification of any employment or company records; (b) malicious or reckless disclosure of the company’s confidential or proprietary information; (c) the commission of any immoral or illegal act or any gross or willful misconduct, where the company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the company’s management to entrust the executive officer with important matters or otherwise work effectively with the executive officer, (2) contributed to the company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the company or any of its subsidiaries; and/or (d) the failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board of Directors, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

The employment agreements define “change in control” to mean (i) an acquisition in one transaction or a series of related transactions of the company’s voting securities by any individual or entity, immediately after which such person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the company’s then outstanding voting securities; (ii) a contested election of directors resulting in a change in composition of at least  a majority of the members of the Board of Directors; or (iii) with limited exceptions, the consummation of a merger, consolidation or reorganization involving the company.

Termination Scenario Table

The table below estimates the payments and benefits to each of the Named Executive Officers assuming (i) they were terminated on December 31, 2011 by us without cause, (ii) they were terminated on December 31, 2011 by us following a change in control or (iii) a change of control occurred on December 31, 2011.  Excluded from the table below are benefits provided to all employees, such as accrued vacation, and benefits provided under our other insurance policies.  With the exception of medical benefits, which are to be paid monthly, the following amounts represent lump-sum payments and benefits.

Name and Trigger	Salary Payment(1)	Bonus Payment(2)	Medical Benefits(3)	Value of Accelerated Equity Awards(4)	Total

Thomas A. Lewis
Termination without Cause	$ 550,000	$ 1,235,000	$ 18,149	$ 0	$ 1,803,149
Change in Control Termination	825,000	1,235,000	27,223	9,159,520	11,246,743
Change in Control	0	0	0	9,159,520	9,159,520
Life Insurance Benefit(5)	0	0	0	0	600,000
Gary M. Malino
Termination without Cause	400,000	553,333	18,149	0	971,482
Change in Control Termination	600,000	553,333	27,223	5,215,682	6,396,238
Change in Control	0	0	0	5,215,682	5,215,682
Life Insurance Benefit(5)	0	0	0	0	600,000
John P. Case
Termination without Cause	325,000	407,500	18,149	0	750,649
Change in Control Termination	487,500	407,500	27,223	2,813,161	3,735,384
Change in Control	0	0	0	2,813,161	2,813,161
Life Insurance Benefit(5)	0	0	0	0	600,000
Paul M. Meurer
Termination without Cause	325,000	366,667	18,149	0	709,816
Change in Control Termination	487,500	366,667	27,223	3,732,609	4,613,999
Change in Control	0	0	0	3,732,609	3,732,609
Life Insurance Benefit(5)	0	0	0	0	600,000
Michael R. Pfeiffer
Termination without Cause	325,000	350,000	13,651	0	688,651
Change in Control Termination	487,500	350,000	20,477	3,613,745	4,471,722
Change in Control	0	0	0	3,613,745	3,613,745
Life Insurance Benefit(5)	0	0	0	0	600,000

(1)	Amount represents twelve months base salary in the case of a termination without cause and eighteen months base salary in the case of a termination following a change in control.
(2)	Amount represents the average of annual bonuses paid based on performance for 2011, 2010 and 2009.
(3)

Amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a termination without cause and for eighteen months in the case of a termination following a change in control.

(4)

Amount represents the aggregate value of the acceleration of vesting of the officer’s restricted stock. For purposes of this calculation, each officer’s total restricted stock awards on December 31, 2011 are multiplied by our common stock closing price on December 30, 2011 of $34.96. Pursuant to a domestic relations order, Mr. Pfeiffer’s ex-wife is entitled to a portion of his accelerated equity awards.

(5)

Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the Named Executive Officers if they had died on December 31, 2011. This amount is calculated as two times the 2011 base salary of each Named Executive Officer plus $15,000, up to a maximum amount of $600,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, is comprised of independent directors as required by the listing standards of the New York Stock Exchange, or NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission, or the SEC, which was adopted by Realty Income’s Board of Directors. In 2011, the Audit Committee met seven times.

The role of the Audit Committee is to select and engage KPMG LLP, our independent registered public accounting firm, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2011. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 A.U. section 380), as adopted by the Public Company Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted on March 12, 2012 by the members of the Audit Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
Michael D. McKee*
Gregory T. McLaughlin
Ronald L. Merriman, Chairman

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

* Mr. McKee served as a member of the Audit Committee until February 21, 2012, and participated in the review, discussions and recommendation covered by the report of the Audit Committee contained above.  A. Larry Chapman has been a member of the Audit Committee since his appointment to the Board of Directors on February 21, 2012, but did not participate in any of the activities covered by this Audit Committee Report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, or collectively, Insiders, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 2011, or written representations from certain reporting persons, we believe that during the year ended December 31, 2011, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock, except for the following, due to administrative oversight:

•                  On August 11, 2011, Richard Collins, an executive vice president, sold 7,000 shares of common stock. A late Form 4 was filed on August 25, 2011 to report this transaction.

•                  On June 14, 2011, Don Cameron, a director, sold 1,500 shares of common stock.  A late Form 4 was filed on June 28, 2011 to report this transaction.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2012, based on 133,399,716 shares of common stock outstanding on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, each nominee and each Named Executive Officer; (ii) all current directors and executive officers of Realty Income as a group; and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
Thomas A. Lewis(1)	338,650	0.3
Gary M. Malino(2)	356,847	0.3
John P. Case(3)	114,537	0.1
Paul M. Meurer(4)	117,512	0.1
Michael R. Pfeiffer(5)	110,750	0.1
Michael D. McKee(6)	117,500	0.1
Donald R. Cameron(7)	59,020	*
Kathleen R. Allen, Ph.D.(8)	58,000	*
Priya Cherian Huskins(9)	20,000	*
Gregory T. McLaughlin(10)	15,831	*
Ronald L. Merriman(11)	14,416	*
A. Larry Chapman(12)	4,000	*

All directors and executive officers of the Company, as a group (16 persons)	1,490,178	1.1%

*Less than one-tenth of one percent
Stockholders Holding 5% or more	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class

The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	12,739,842	9.6
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	8,858,723	6.6
Vanguard Specialized Funds – Vanguard REIT Index Fund(15) 100 Vanguard Blvd. Malvern, PA 19355	7,381,985	5.5

(1)

Mr. Lewis’s total includes 242,834 shares of unvested restricted stock and 95,816 shares owned of record by The Lewis Revocable Living Trust dated January 20, 2005, of which he is a trustee and has sole voting and investment power.

(2)

Mr. Malino’s total includes 136,611 shares of unvested restricted stock and 219,082 shares owned of record by The Malino Revocable Living Trust dated August 14, 1999, of which he is a trustee and has shared voting and investment power, 742 shares owned of record by an IRA, in the account of Mr. Malino, and 412 shares owned of record by his wife, as to which he disclaims beneficial ownership.

(3)	Mr. Case’s total includes 102,447 shares of unvested restricted stock and 12,090 shares of vested stock.
(4)	Mr. Meurer’s total includes 101,053 shares of unvested restricted stock and 16,459 shares of vested stock.
(5)

Mr. Pfeiffer’s total includes 100,353 shares of unvested restricted stock and 10,397 shares owned of record by The Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power. Of his 100,353 shares of restricted stock, Mr. Pfeiffer’s ex-wife is entitled to 8,138 shares pursuant to a domestic relations order, as to which he disclaims beneficial ownership.

(6)

Mr. McKee’s total includes 98,000 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(7)

Mr. Cameron’s total includes 59,020 shares owned of record by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984, of which he is the trustee and has sole voting and investment power. Of the 59,020 shares, 50,000 shares are in the account of Mr. Cameron, 4,000 shares are in the account of Lachlan Cameron, 4,000 shares are in the account of Fiona Cameron, 800 shares are in the account of Gwen Jenkins, 120 shares are in the account of Andrew Sayeg and 100 shares are in the account of Consuelo Lopez. Mr. Cameron disclaims beneficial ownership of the 9,020 shares owned by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust in the accounts of Lachlan Cameron, Fiona Cameron, Gwen Jenkins, Andrew Sayeg and Consuelo Lopez. The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984 also holds 2,500 shares of our 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (less than one-tenth of one percent), of which 2,000 shares are in the account of Mr. Cameron and 500 shares are in the account of Lachlan Cameron. This Preferred Stock does not have general voting rights.

(8)	Dr. Allen’s total includes 58,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
(9)

Ms. Huskins’s total includes 8,001 shares of unvested restricted stock and 11,999 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(10)	Mr. McLaughlin’s total includes 8,001 shares of unvested restricted stock, 5,182 shares of vested stock and 2,648 shares owned of record by The McLaughlin Family Trust dated May 28, 2009.
(11)

Mr. Merriman’s total includes 8,001 shares of unvested restricted stock and 6,415 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(12)	Mr. Chapman’s total includes 4,000 shares of unvested restricted stock.
(13)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2012, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 92,610 and 12,647,232 shares of our common stock, respectively, and shared power to dispose or direct the disposition of 92,610 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 92,610 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(14)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 8,858,723 shares of our common stock.

(15)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 27, 2012, Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard REIT Index Fund”) has sole power to vote or direct the vote of 7,381,985 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock. Vanguard REIT Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2011

The following table sets forth certain equity compensation plan information as of December 31, 2011:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	n/a	1,811,084	(2)
Equity compensation plans not approved by security holders	0	n/a	0

Total	0		1,811,084

(1)            Each of our equity compensation plans has been approved by our stockholders.

(2)            Represents shares of our common stock available for issuance under our 2003 Stock Incentive Award Plan, as amended.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2011 and 2010 were as follows:

	2011	2010

Audit fees(1)(2)	$717,400	$737,000

Audit-related fees(3)	$6,024	$4,918
Tax fees(4)	168,750	160,000
Total	$174,774	$164,918

(1)           Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.

(2)           Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling $90,675 in 2011 and $114,950 in 2010.

(3)           Includes the aggregate out-of-pocket expenses related to the audit fees paid to KPMG LLP.

(4)           Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance. Includes $25,200 paid in 2011 and $25,000 paid in 2010 by our subsidiary, Crest.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to us. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and that the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its chairman to approve certain non-audit engagement fees, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. All of the services performed by KPMG LLP in 2011 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2013 annual meeting of stockholders, they must be received by us at our principal office, 600 La Terraza Boulevard, Escondido, CA  92025-3873 on or before December     , 2012.

In addition, if a stockholder desires to bring business (including director nominations) before our 2012 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2013 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our corporate secretary between November     , 2012 and December     , 2012. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our corporate secretary upon request and without charge.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this annual report, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 600 La Terraza Blvd., or contact Investor Relations by telephone at (760) 741-2111. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes.  In addition, information on our website, other than our proxy statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,

/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

April     , 2012

Appendix A

ARTICLES OF AMENDMENT
OF
REALTY INCOME CORPORATION
A MARYLAND CORPORATION

Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting Section 6.1 of Article VI in its entirety and inserting the following in lieu thereof:

“Section 6.1 Authorized Shares.  The Corporation has the authority to issue 1,100,000,000 shares of stock, consisting of 1,000,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 8,800,000 shares are classified as 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock and 14,950,000 shares are classified as 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock.  The aggregate par value of all authorized shares of all classes of stock is $11,000,000.  The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:  Immediately prior to the above amendments, the Corporation had authority to issue 220,000,000 shares of stock, consisting of 185,050,000 shares of Common Stock and 34,950,000 shares of Preferred Stock, 8,800,000 shares of which were classified as 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock, and 14,950,000 shares were classified as 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock.  The aggregate par value of all authorized shares of all classes of stock having par value was $2,200,000.

FOURTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 1,100,000,000, consisting of 1,000,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, 8,800,000 shares of which are classified as 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock, and 14,950,000 shares are classified as 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock.  The aggregate par value of all authorized shares of all classes of stock having par value is $11,000,000.

FIFTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this      day of May, 2012.

ATTEST:		REALTY INCOME CORPORATION

By:		By:
	Michael R. Pfeiffer		Thomas A. Lewis
	Secretary		Vice Chairman and Chief Executive Officer

Appendix B

REALTY INCOME CORPORATION

2012 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Realty Income Corporation 2012 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Realty Income Corporation, a Maryland corporation (the “Company”) by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

2.1        “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13 hereof.  With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 14.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2        “Affiliate” shall mean the any Parent or Subsidiary.

2.3       “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4        “Applicable Law” shall mean any applicable law, including without limitation, (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5        “Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.6        “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7        “Board” shall mean the Board of Directors of the Company.

2.8        “Change in Control” shall mean the occurrence of any of the following:

(a)        An acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company) of the Company’s voting securities by any individual or entity (a “Person”), immediately after which such Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (other than a Non-Control Transaction, as defined below);

(b)       The individuals who, immediately prior to the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)        The consummation of a merger, consolidation or reorganization involving the Company unless:

(i)         The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company’s voting securities immediately before such merger, consolidation or reorganization,

(ii)         The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(iii)        No Person, other than (A) the Company, (B) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any related entity or (C) any Person who, together with its affiliates, immediately prior to such merger, consolidation or reorganization had beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities, owns, together with its affiliates, beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(A transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction”).

(d)        A complete liquidation or dissolution of the Company; or

(e)        The consummation of a sale or other disposition of all or substantially all of the assets or business of the Company to any Person.

2.9        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10      “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 13 hereof.

2.11      “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12      “Company” shall mean Realty Income Corporation, a Maryland corporation.

2.13      “Consultant” shall mean any consultant or advisor of the Company or any Affiliate who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.14     “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15     “Director” shall mean a member of the Board, as constituted from time to time.

2.16      “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.17      “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18     “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.19      “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.20      “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company or any Affiliate.

2.21      “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.22      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23                       “Expiration Date” shall have the meaning provided in Section 14.1 hereof.

2.24      “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)        If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)        If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)        If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.25     “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.26      “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27      “Incumbent Board” shall have the meaning provided in Section 2.8(b) hereof.

2.28      “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.29      “Non-Control Transaction” shall have the meaning provided in Section 2.8(c) hereof.

2.30     “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31      “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.32      “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof.  An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33      “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.

2.34      “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.35      “Participant” shall mean a person who has been granted an Award pursuant to the Plan.

2.36      “Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.37      “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.38      “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)        The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating income, earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs (including without limitation cost reductions or savings); (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects, including acquisitions; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction or debt to earnings (including EBITDA); (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) employee satisfaction; (xxix) financing and other capital raising transactions; (xxx) recruiting and maintaining personnel; (xxxi) year-end cash; and (xxxii) portfolio occupancy, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)        The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.  Such adjustments may include, but are not limited to, one or more of the following:  (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) items related to acquisitions; (v) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vi) items related to the sale or disposition of a business or segment of a business; (vii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (viii) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (ix) items relating to unusual or extraordinary corporate transactions or events; (x)  items related to amortization of acquired intangible assets; (xi) items that are outside the scope of the Company’s core, on-going business activities; (xii) items related to acquired in-process research and development; (xiii) items relating to changes in tax laws; (xiv) items relating to major licensing or partnership arrangements; (xv) items relating to asset impairment charges; or (xvi) items relating to gains or losses for litigation, arbitration and contractual settlements.  For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.39      “Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, any Affiliate, any division or business unit thereof or an individual.  The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

2.40      “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

2.41      “Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the Fair Market Value of such number of Shares in cash based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.42      “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.43     “Person” shall have the meaning provided in Section 2.8(a) hereof.

2.44     “Plan” shall mean this Realty Income Corporation 2012 Incentive Award Plan, as it may be amended from time to time.

2.45     “Prior Plan” shall mean the 2003 Incentive Award Plan of Realty Income Corporation (as amended and restated February 21, 2006), as amended.

2.46     “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47      “Proxy Contest” shall have the meaning provided in Section 2.8(b) hereof.

2.48      “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.49      “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.50      “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.

2.51      “Securities Act” shall mean the Securities Act of 1933, as amended.

2.52      “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.53      “Shares” shall mean shares of Common Stock.

2.54      “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.

2.55      “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.56      “Subsidiary” shall mean (i) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (ii) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.

2.57      “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.58      “Surviving Corporation” shall have the meaning provided in Section 2.8(c)(i) hereof.

2.59      “Termination of Service” shall mean:

(a)        As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the

Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b)        As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c)        As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Affiliate, (ii) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or an Affiliate with the Participant.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code.   For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.60      “Years of Service” shall have the meaning provided in Section 12.4 hereof.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1        Number of Shares.

(a)        Subject to Section 3.1(b) and Section 14.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is shall be equal to the sum of (x) 1,500,000 Shares, (y) the number of Shares which, as of the Effective Date, remain available for issuance under the Prior Plan, and (z) any Shares underlying awards outstanding under the Prior Plan as of the Effective Date that, on or after the Effective Date, are forfeited or otherwise terminate, expire or lapse for any reason without the issuance of Shares to the holder thereof, up to a maximum of 910,186  Shares (the “Share Limit”).  In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be the total number of shares authorized under this Section 3.1(a); provided, however, that notwithstanding the foregoing, Shares added to the Share Limit pursuant to Section 3.1(a)(y) and Section 3.1(a)(z) shall be available for issuance as Incentive Stock Options only to the extent that making such Shares available for issuance as Incentive Stock Options would not cause any Incentive Stock Option to cease to qualify as such.  As of the Effective Date, no further awards may be granted under the Prior Plan; however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan and the applicable award agreement.

(b)        If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 14.2 hereof).  Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.  Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.  Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)        Substitute Awards shall not reduce the Shares authorized for grant under the Plan.  Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2        Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3        Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be three million two hundred thousand (3,200,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000) (together, the “Individual Award Limits”).

ARTICLE 4.

GRANTING OF AWARDS

4.1        Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.  Except as provided in Article 13 hereof regarding the automatic grant of Awards to Non-Employee Directors or any applicable Program, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2        Award Agreement.  Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3        Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4        At-Will Service.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5        Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange.  Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

4.6        Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1        Purpose.  The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan.  The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation.  Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2        Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3        Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals; (b) select the Performance Criteria applicable to the Performance Period; (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria; and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period.  In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4        Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period.  Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

5.5        Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed by Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1        Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2        Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively).  No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.  Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code.  The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

6.3        Option Exercise Price.  The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).  In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4        Option Term.  The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder.  The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5        Option Vesting.

(a)        The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement.  Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.  At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.

(b)        No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6        Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7        Substitution of Stock Appreciation Rights.  The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1        Partial Exercise.  An exercisable Option may be exercised in whole or in part.  However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2        Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)        A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised.  The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)        Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.  The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)        In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)        Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

7.3        Notification Regarding Disposition.  The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1        Award of Restricted Stock.

(a)        The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)        The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law.  In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2        Rights as Stockholders.  Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof.

8.3        Restrictions.  All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide.  Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s continued employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator.  By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement.  Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4        Repurchase or Forfeiture of Restricted Stock.  If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement.  The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5        Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.  Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE AWARDS

9.1        Performance Awards.

(a)        The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation.  The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)        Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2        Dividend Equivalents.

(a)        Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator.  Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b)        Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3        Stock Payments.  The Administrator is authorized to make one or more Stock Payments to any Eligible Individual.  The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator.  Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4        Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual.  The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator.  The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator.  The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom.  On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.5        Performance Share Awards.  Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6        Other Incentive Awards.  The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator.  Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

9.7        Other Terms and Conditions.  All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.8        Exercise upon Termination of Service.  Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable.  The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or upon certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1      Grant of Stock Appreciation Rights.

(a)        The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)        A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.  Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)        Notwithstanding the provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

10.2      Stock Appreciation Right Vesting.

(a)        The Administrator shall determine the period during which a Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part.  Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator.  At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.

(b)        No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3      Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)        A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised.  The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)        Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations.  The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)        In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d)        Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

10.4      Stock Appreciation Right Term.  The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted.  The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1      Payment.  The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time (if any) as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator.  The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants.  Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2      Tax Withholding.  The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award.  The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3      Transferability of Awards.

(a)        Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i)         No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the

Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)         No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii)        During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)        Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.  In addition, and further notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)        Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.

11.4       Conditions to Issuance of Shares.

(a)           Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration.  In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)           All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law.  The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)           The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)           No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)           Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5       Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that:

(a)           (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

(b)           All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6       Prohibition on Repricing.  Subject to Section 14.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares.  Subject to Section 14.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

11.7       Cash Settlement.  Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.8       Leave of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.  A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.

11.9       Terms May Vary Between Awards.  The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

ARTICLE 12.

NON-EMPLOYEE DIRECTOR AWARDS

12.1       Award of Restricted Stock to Non-Employee Directors.  Restricted Stock shall be awarded to Non-Employee Directors in accordance with the following formula:

(a)           Each person who is a Non-Employee Director as of the date the Plan is adopted by the Board shall automatically be granted 4,000 shares of Restricted Stock (subject to adjustment as provided in Section 14.2 hereof) on the date of each annual meeting of the stockholders occurring after the date the Plan is adopted by the Board, provided that such person is a Non-Employee Director as of such date and has continuously served an Non-Employee Director during such period.

(b)           Each person who is initially elected or appointed by the Board as a Non-Employee Director after the date the Plan is adopted by the Board shall automatically be granted: (A) 4,000 shares of Restricted Stock (subject to adjustment as provided in Section 14.2 hereof) on the date such Non-Employee Director is first elected or appointed, and (B) 4,000 shares of Restricted Stock (subject to adjustment as provided in Section 14.2 hereof) on the date of each annual meeting of the stockholders occurring after such initial election or appointment, provided that such person is a Non-Employee Director as of such date and has continuously served as a Non-Employee Director during such period.

(c)           All of the foregoing grants of Restricted Stock authorized by this Section 12.1 are subject to stockholder approval of the Plan.

(d)           As of the Effective Date, (A) Awards granted to Non-Employee Directors pursuant to this Section 12.1 shall be in lieu of all future awards to Non-Employee Directors under Section 7.3 of the Prior Plan, and (B) the provisions of this Section 12.1 shall replace and supersede the relevant provisions of Section 7.3 of the Prior Plan.

12.2       Non-Employee Directors shall not be required to pay any purchase price for the shares of Common Stock to be acquired pursuant to an award of Restricted Stock under Section 12.1 hereof, unless otherwise required under applicable law, in which case the purchase price shall be the minimum purchase price required by such law, as determined by the Board in its sole discretion. To the extent a purchase price is so required, such purchase price shall be paid in cash or by check at the time such award of Restricted Stock is granted.

12.3      Shares of Restricted Stock granted pursuant to Section 12.1 hereof shall vest based on the Non-Employee Director’s Years of Service in accordance with the following schedule:

Years of Service at the Date of Grant	Percentage Vested

Less than six (6)	One-third percent (33-1/3%) increments on each of the first three (3) anniversaries of the date the shares of Restricted Stock are granted (rounded up to the nearest whole share)

Six (6)	Fifty percent (50%) increments on each of the first two (2) anniversaries of the date the shares of Restricted Stock are granted

Seven (7)	One hundred percent (100%) vested on the first (1st) anniversary of the date the shares of Restricted Stock are granted

Eight (8) or more	One hundred percent (100%) vested as of the date the shares of Restricted Stock are granted

12.4       For purposes of this Plan, “Years of Service” for a Director shall mean each three hundred sixty-five (365)-day period of his or her continuous service to the Company as an Employee, Director or Consultant.  The Administrator shall have sole, final and binding authority to determine any questions regarding a Director’s Years of Service for purposes of the Plan.

ARTICLE 13.

ADMINISTRATION

13.1       Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee.  Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 14.6 hereof.

13.2       Duties and Powers of Administrator.  It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions.  The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 14.13 hereof.  Any such grant or award under the Plan need not be the same with respect to each Participant.  Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.  In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3       Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee or as required by law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4  Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)        Designate Eligible Individuals to receive Awards;

(b)        Determine the type or types of Awards to be granted to each Eligible Individual;

(c)        Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)        Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)        Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)          Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)        Decide all other matters that must be determined in connection with an Award;

(h)        Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)          Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)          Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

13.5       Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6       Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code other Applicable Law.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1       Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board.  However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2 hereof, (i) increase the Share Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6 hereof.  Except as provided in Section 14.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.  No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”).  Any Awards that are outstanding on the Expiration Date, or the date of termination of the Plan (if earlier), shall remain in force according to the terms of the Plan and the applicable Award Agreement.

14.2       Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)           In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.  Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)           In the event of any transaction or event described in Section 14.2(a) hereof or any unusual or nonrecurring transactions or events (including without limitation a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)            To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)           To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)          To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)           To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)            To provide that the Award cannot vest, be exercised or become payable after such event.

(c)          In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i)            The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)           The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits).

The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)         Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse.  Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.  For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 14.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e)           The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f)            With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify.  No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code.  Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)           The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)           No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i)            In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

14.3       Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided, however, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders, and provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all such Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

14.4       No Stockholders Rights.  Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

14.5       Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

14.6       Section 83(b) Election.  No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion.  If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

14.7       Grant of Awards to Certain Employees or Consultants.  The Company or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its Affiliates remain at arm’s-length.

14.8       REIT Status.  The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT.  No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a)           to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of Section 7.2(a) of the Company’s charter); or

(b)           if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

14.9       Effect of Plan upon Other Compensation Plans.  Other than the termination of the Prior Plan, the adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate.  Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.10     Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law.  To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

14.11     Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.12     Governing Law.  The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

14.13     Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award

Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

14.14     No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.15     Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.16     Indemnification.  To the extent allowable pursuant to Applicable Law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.17     Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.18     Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

*  *  *  *  *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Realty Income Corporation on                           , 2012.

*  *  *  *  *

I hereby certify that the foregoing Plan was approved by the stockholders of Realty Income Corporation on                           , 2012.

Executed on this          day of                               , 2012.

Corporate Secretary

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

REALTY INCOME CORPORATION SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date   M43113-P20579 REALTY INCOME CORPORATION The Board of Directors recommends a vote FOR the election of the seven director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement, FOR the proposal to amend the Charter to increase the number of authorized shares of capital stock, FOR the proposal to amend the Charter to permit the Board of Directors to change the number of authorized shares of capital stock in its discretion from time to time, and FOR the proposal to approve the Realty Income Corporation 2012 Incentive Award Plan. Proposal 1. To elect the following seven director nominees to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify: For Abstain Against For Abstain Against Nominees: Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year Ending December 31, 2012. 1a. Kathleen R. Allen, PhD. 1b. A. Larry Chapman Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers. Proposal 4. To amend the Charter to increase the number of authorized shares of capital stock. 1c. Priya Cherian Huskins 1d. Thomas A. Lewis Proposal 5. To amend the Charter to permit the Board of Directors to change the number of authorized shares of capital stock in its discretion from time to time. 1e. Michael D. McKee Proposal 6. To approve the Realty Income Corporation 2012 Incentive Award Plan. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. 1f. Gregory T. McLaughlin 1g. Ronald L. Merriman ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M43114-P20579 REALTY INCOME CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 8, 2012 9:00 a.m. Pacific Daylight Time California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, CA 92025 This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for use at the Annual Meeting of Stockholders on May 8, 2012. The shares of stock held in your account will be voted as you specify on the reverse side. If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the seven director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement, "FOR" the proposal to amend the Charter to increase the number of authorized shares of capital stock, "FOR" the proposal to amend the Charter to permit the Board of Directors to change the number of authorized shares of capital stock in its discretion from time to time, and "FOR" the proposal to approve the Realty Income Corporation 2012 Incentive Award Plan. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Gary M. Malino, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and all adjournments or postponements thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof and otherwise to represent you at the Annual Meeting and all adjournments or postponements thereof with all powers possessed by you if personally present. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side